As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOST HOTELS & RESORTS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	7011	52-2095412
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)

Elizabeth A. Abdoo, Esq.

Executive Vice President, Secretary and

General Counsel

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott C. Herlihy, Esq.

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, DC 20004

(202) 637-2200

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
6% Series Z Senior Notes due 2021 (2)	$300,000,000	100.0%	$300,000,000	$34,380

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act.
(2)	The 6% Series Z Senior Notes due 2021 will be the obligations of Host Hotels & Resorts, L.P.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 1, 2012

Prospectus

HOST HOTELS & RESORTS, L.P.

Offer to Exchange

Up to $300,000,000 principal amount of any and all of its outstanding 6%

Series Y Senior Notes due 2021

for a like principal amount of its 6% Series Z Senior Notes due 2021 that have been registered under the Securities Act of 1933, as amended

The Exchange Offer

•

We are offering to exchange all of our outstanding 6% Series Y senior notes (“outstanding notes”) that are validly tendered and not validly withdrawn for our 6% Series Z senior notes (“exchange notes”). The terms of the Series Z senior notes are substantially identical to the terms of the Series Y senior notes except that the Series Z senior notes are registered under the Securities Act of 1933, as amended, and are therefore freely transferable. The Series Y senior notes were issued on November 18, 2011 and, as of the date of this prospectus, an aggregate principal amount of $300 million is outstanding.

•	You may withdraw tenders of outstanding notes at any time before the expiration date of the exchange offer.

•	Our offer to exchange the notes expires at 5:00 p.m., New York City time, on , 2012, unless extended.

•	You should carefully review the procedures for tendering the Series Y senior notes. If you do not follow those procedures, we may not exchange your Series Y senior notes for Series Z senior notes.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer generally will not be a taxable event to a holder for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the U.S. Securities and Exchange Commission (“SEC”). The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

•	If you fail to tender your Series Y senior notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

The Exchange Notes

•	The notes will mature on October 1, 2021. We will pay interest on the notes semi-annually in cash in arrears at the rate of 6% per year payable on April 1 and October 1, commencing October 1, 2012.

•

We may redeem the Series Z senior notes at any time at a price equal to the make-whole amount set forth in this prospectus plus accrued and unpaid interest to the applicable redemption date. In addition, within the period beginning 90 days prior to maturity, we may redeem the Series Z senior notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the applicable redemption date.

•

The notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations, subject to certain limitations set forth in the section entitled “Description of Series Z Senior Notes.” For further information on ranking, see also the section entitled “Risk Factors.”

•

The Series Z senior notes will not initially be guaranteed by any of our direct or indirect subsidiaries or secured by pledges of equity interests in any of our subsidiaries. Under certain circumstances, certain of our direct and indirect subsidiaries, in the future, may be required to guarantee the Series Z senior notes and to pledge their equity interest as security for the Series Z senior notes, as well as certain of our other outstanding indebtedness. See “Description of Series Z Senior Notes—Future Guarantees” and “Description of Series Z Senior Notes—Security.”

•

There is currently no public market for the Series Z senior notes. We do not intend to list the Series Z senior notes on any securities exchange. Therefore, we do not anticipate that an active public market for these notes will develop.

Broker-Dealers

•

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series Z senior notes received in exchange for Series Y senior notes where such Series Y senior notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•

Broker-dealers receiving Series Z senior notes in exchange for Series Y senior notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the Series Z senior notes.

•

Each broker-dealer that receives the Series Z senior notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series Z senior notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

•

We have agreed that, for a period ending on the earlier to occur of (1) the date when all the Series Z senior notes held by a broker-dealer have been sold and (2) 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,         .

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus and the documents incorporated by reference herein contain registered trademarks, service marks and brand names that are the exclusive property of their respective owners, which are companies other than us, including Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton®, Westin®, Sheraton®, W®, The Luxury Collection®, St. Regis®, Swissôtel®, Le Meridien® Novotel®, ibis®, Pullman® and Delta®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the Series Z senior notes being offered hereby. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus or the documents incorporated herein.

This prospectus incorporates important business and financial information about the company that is not included in or delivered with this prospectus. This information is available without charge to noteholders upon written or oral request to Elizabeth A. Abdoo, Esq., Executive Vice President, Secretary and General Counsel, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817, Phone: (240) 744-1000.

To obtain timely delivery of any documents of this information, you must request them no later than five business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so no later than                     , 2012 to receive them before the expiration of this exchange offer.

You should read this prospectus together with the documents incorporated by reference herein. See “Where You Can Find More Information.”

i

SUMMARY

This summary contains a general summary of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of the reports we file with the SEC and that are incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this entire prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page 10 of this prospectus and in Item 1A of our and Host Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation (“Host Inc.”), as its sole general partner. Together, we operate as a self-managed and self-administered real estate investment trust, or “REIT”. In addition to being our sole general partner, Host Inc. currently holds approximately 98.6% of our partnership interests as of March 23, 2012. Except as the context may otherwise require, references to “Host Inc.” are to Host Hotels & Resorts, Inc., and references to “we,” “us,” and “our” or “Host L.P.” are to Host Hotels & Resorts, L.P. and its consolidated subsidiaries. References to “senior notes” herein include the senior notes outstanding under the indenture under which the Series Y senior notes were issued and under which the Series Z senior notes will be issued, any future senior notes that we may issue under that indenture and the Exchangeable Senior Debentures (as defined below).

Company Overview

Host Inc. is the largest lodging real estate investment trust and one of the largest owners of luxury and upper upscale hotels, which are held by Host L.P. As of May 1, 2012, our lodging portfolio in the United States consisted of 104 hotels, primarily luxury and upper upscale properties, with approximately 59,700 rooms. Our U.S. portfolio is geographically diverse with hotels in most of the major metropolitan areas in 25 states and in Washington, D.C. We also own 16 hotels with approximately 4,300 rooms outside of the U.S. in Australia, Brazil, Canada, Chile, Mexico and New Zealand. Additionally, we own an approximate one-third interest in a European joint venture that owns 13 luxury and upper upscale hotels with approximately 4,200 rooms located in Belgium, France, Italy, Poland, The Netherlands, Spain and the United Kingdom. We are the general partner of the joint venture and act as asset manager for these hotels. We also own a 25% interest in an Asian joint venture that acquired the 278-room Citigate Perth Australia in March 2012 and, during 2011, invested U.S. $53 million (of which our share was $13.3 million) of its U.S. $65 million commitment to acquire a 36% interest in a joint venture in India to develop seven properties totaling 1,750 rooms in three major cities: Bangalore, Chennai and Delhi.

Corporate Information

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Host Inc.’s Internet website address is www.hosthotels.com. The contents of Host Inc.’s website are not part of this prospectus.

THE EXCHANGE OFFER

Securities to be exchanged	On November 18, 2011, we sold $300 million in aggregate principal amount of Series Y senior notes in a transaction exempt from the registration requirements of the Securities Act. The terms of the Series Y senior notes and the Series Z senior notes are substantially identical in all material respects, except that the Series Z senior notes will be freely transferable by the holders thereof except as otherwise provided in this prospectus.

Registration rights agreement	We sold the Series Y senior notes on November 18, 2011 in a private placement in reliance on Section 4(2) of the Securities Act. The Series Y senior notes were immediately resold by their initial purchasers in reliance on Securities Act Rule 144A. In connection with the sale, we entered into a registration rights agreement with the initial purchasers requiring us to make this exchange offer. Under the registration rights agreement, we are required to cause the registration statement, of which this prospectus forms a part, to become effective on or before the 260th day following the date on which we issued the Series Y senior notes, and we are obligated to consummate the exchange offer on or before the 290th day following the issuance of the Series Y senior notes.

The exchange offer	We are offering to exchange $300 million principal amount of Series Y senior notes for a like principal amount of Series Z senior notes. Series Y senior notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 principal amount.

Resale of Series Z Senior Notes	We believe that you may offer for resale, resell, or otherwise transfer, the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are not a broker-dealer who purchased the outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act,

•	you are acquiring the exchange notes in the ordinary course of your business,

•	you are not engaging in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes,

•

you understand that if the exchange offer is being registered for the purpose of secondary resales, any person participating in the exchange offer for the purpose of distributing the exchange notes to be acquired in the registered exchange offer (1) could not rely on the SEC staff (the “Staff”) position enunciated in certain no-action letters and (2) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction,

•

you understand that a secondary resale transaction described above and any resales of the exchange notes or other transfer of the exchange notes should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K, and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act, or an affiliate of any guarantor.

Furthermore, to participate in this exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale or other transfer of the exchange notes.

Any person using this prospectus to participate in a distribution of the exchange notes cannot rely on the position of the Staff set forth in certain no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale or other transfer of the exchange notes. See “Plan of Distribution.”

Each broker-dealer that receives exchange notes for its own account under this exchange offer in exchange for outstanding notes that it acquired as a result of market-making or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of the exchange notes and provide us with a signed acknowledgement of this obligation.

Expiration date	Our exchange offer will expire at 5:00 p.m., New York City time, , 2012, or at a later date and time to which we may extend it.

Withdrawal	You may withdraw a tender of Series Y senior notes pursuant to our exchange offer at any time before 5:00 p.m., New York City time, on , 2012, or such later date and time to which we extend the offer. We will return any Series Y senior notes that we do not accept for exchange for any reason as soon as practicable after the expiration or termination of our exchange offer.

Interest	Interest on the outstanding notes accepted for exchange in this exchange offer will cease to accrue upon the issuance of the exchange notes. The exchange notes will bear interest from the date of issuance of the exchange notes or the date of the last periodic payment of interest on such exchange notes, whichever is later, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, on the first interest payment date following the closing of this exchange offer. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in this exchange offer.

Conditions to our exchange offer	Our exchange offer is subject to limited customary conditions, which are discussed in the section entitled “The Exchange Offer.” As described in that section, we have the right to waive some of the conditions.

Procedures for tendering Series Y senior notes	We will accept for exchange any and all Series Y senior notes that are properly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on , 2012. We will be deemed to have accepted for exchange, and to have exchanged, validly tendered outstanding notes, if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent. The Series Z senior notes issued pursuant to our exchange offer will be delivered promptly following the expiration date.

If you wish to accept our exchange offer, you must complete, sign and date the letter of transmittal, or a copy, in accordance with the instructions contained in this prospectus and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Series Y senior notes and all other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding Series Y senior notes through the Depository Trust Company (“DTC”), and wish to accept our exchange offer, you may do so pursuant to the DTC’s Automated Tender Offer Program (“ATOP”), by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you will be acquiring the exchange notes in the ordinary course of your business, whether or not you are the registered holder of the exchange notes,

•	you are not engaging, do not intend to engage, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

•	you are not our affiliate as defined under Rule 405 of the Securities Act, or an affiliate of any guarantor,

•

you understand that if the exchange offer is being registered for the purpose of secondary resales, any person using the exchange offer for the purpose of distributing the exchange notes to be acquired in the registered exchange offer (1) could not rely on the Staff position enunciated in certain no-action letters and (2) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction,

•

you understand that a secondary resale transaction described above and any resales of the exchange notes or other transfer of the exchange notes should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K,

•

you acknowledge and agree that any broker-dealer who holds outstanding notes acquired for its own account as a result of market-making activities or other trading activities, and who receives exchange notes in exchange for such outstanding notes pursuant to the exchange offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes or other transfer of the exchange notes and cannot rely on the position of the Staff set forth in certain no-action letters,

•

if you are a broker-dealer that will receive exchange notes for your own account pursuant to the exchange offer, the outstanding notes tendered in the exchange offer were acquired by you as a result of market-making activities or other trading activities, you have not entered into any arrangement or understanding with the issuer or an affiliate of the issuer to distribute the exchange notes, and you acknowledge that you will deliver a prospectus (which may be the prospectus for the exchange offer so long as it contains a plan of distribution with respect to such resale transactions (such plan of distribution need not name you as the broker-dealer or disclose the amount of exchange notes held by you)) meeting the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act, and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Under the registration rights agreement we may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Series Y senior notes, if:

•	we determine that we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or Securities and Exchange Commission policy, or

•	we have commenced and not consummated the exchange offer within 290 days following the date on which we issued the Series Y senior notes.

Exchange agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer.

Federal income tax considerations	We believe the exchange of Series Y senior notes for Series Z senior notes pursuant to our exchange offer will not constitute a sale or an exchange for Federal income tax purposes. For further information, see the section entitled “Certain United States Federal Tax Consequences.”

Effect of not tendering	If you do not tender your Series Y senior notes or if you do tender them but they are not accepted by us, your Series Y senior notes will continue to be subject to the existing restrictions upon transfer. Except for our obligation to file a shelf registration statement under the circumstances described above, we will have no further obligation to provide for the registration under the Securities Act of Series Y senior notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Series Z senior notes.

Guaranteed Delivery Procedures for Tendering Outstanding Notes	If you cannot meet the expiration deadline, you cannot deliver your outstanding notes, the letter of transmittal, or any other documentation in a timely fashion, or you cannot complete the applicable procedures of DTC’s Automatic Tender Offer Program on or before the expiration date, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed delivery procedures.”

Special Procedures for Beneficial Holders	If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in this exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in this exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have the outstanding notes registered in your name, or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.

THE SERIES Z SENIOR NOTES

The summary below describes the principal terms of the Series Z senior notes. Many of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series Z senior notes, see the section entitled “Description of Series Z Senior Notes.”

Issuer	Host Hotels & Resorts, L.P., a Delaware limited partnership.

Securities Offered	$300,000,000 aggregate principal amount of 6% Series Z Senior Notes due 2021.

Maturity	October 1, 2021.

Interest	Interest on the Series Z senior notes will accrue at an annual rate of 6%. We will pay interest on the Series Z senior notes in arrears on April 1 and October 1 of each year, commencing October 1, 2012.

Ranking	The Series Z senior notes will be unsubordinated obligations, will rank senior to all of our future subordinated indebtedness and will rank equally in right of payment to our credit facility and our outstanding and future series of senior notes issued pursuant to our Amended and Restated Indenture dated August 5, 1998, as supplemented.

The Series Z senior notes and the existing senior notes effectively will be subordinated to all secured indebtedness that we may be permitted to incur under the indenture, to the extent of the value of the collateral securing such indebtedness. See “Description of Series Z Senior Notes—Ranking.” In addition, the Series Z senior notes will be junior in right of payment to all liabilities of our subsidiaries. For further information on ranking, see “Risk Factors—The Series Z senior notes effectively will be junior in right of payment to some other liabilities,” “Description of Series Z Senior Notes—General,” and “Description of Our Other Indebtedness.”

As of March 23, 2012, as adjusted to give effect to debt transactions that have occurred subsequent to quarter end and the April 26, 2012 announcement of the intended redemption of $250 million of 6 7/8% Series S senior notes on May 29, 2012 using the proceeds from our Series Y and Series A senior notes offerings, as well as available cash, we and our subsidiaries would have approximately $5.1 billion of total debt. This includes approximately $900 million of debt secured by mortgage liens on various of our hotel properties and related assets of ours and our subsidiaries, and $86 million of other subsidiary debt, all of which are effectively senior to the Series Z senior notes. Additionally, as of March 23, 2012 our subsidiaries had approximately $99 million of other cash liabilities, which are also effectively senior to the Series Z senior notes. See “Capitalization.”

Guarantees

The Series Z senior notes will not initially be guaranteed by any of our direct or indirect subsidiaries. Under certain circumstances, certain of our direct and indirect subsidiaries, in the future, may be required to guarantee the Series Z senior notes, as well as certain of our other outstanding indebtedness. Even if we are required to provide subsidiary guarantors in the future, those subsidiaries may be released without the consent of holders under certain circumstances. See “Description of Series Z Senior Notes—Future Guarantees.”

Security	The Series Z senior notes will not initially be secured by pledges of equity interests in any of our subsidiaries. Under certain circumstances, certain of our direct and indirect subsidiaries, in the future, may be required to pledge their equity interest as security for the Series Z senior notes, as well as certain of our other outstanding indebtedness. Even if we are required to provide security in the future, such security may be released without the consent of holders under certain circumstances. See “Description of Series Z Senior Notes—Security.”

The Series Z senior notes and our existing senior notes effectively will be subordinated to all secured indebtedness that we may be permitted to incur under the indenture, to the extent of the value of the collateral securing such indebtedness.

Under the terms of the indenture governing our outstanding existing senior notes, we may incur up to $400 million ($300 million in the case of certain series of our existing senior notes) of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. In addition, when we are below such coverage ratio we may also incur up to $150 million ($100 million in the case of certain series of our existing senior notes) of indebtedness (which may be secured) without regard to use of proceeds. See “Description of Series Z Senior Notes—Ranking” and “Description of Our Other Indebtedness.”

For more detail, see the section entitled “Risk Factors—The Series Z senior notes effectively will be junior in right of payment to some other liabilities.”

Optional Redemption	The Series Z senior notes will be redeemable at any time at our option, in whole or in part, for 100% of their principal amount, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest to the applicable redemption date. For more details, see the section entitled “Description of Series Z Senior Notes—Optional Redemption.”

Within the period beginning 90 days prior to maturity, we may redeem the Series Z senior notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. For more details, see the section entitled “Description of Series Z Senior Notes—Optional Redemption.”

Mandatory Offer to Repurchase	If we sell certain assets or undergo certain kinds of changes of control, together with a change in the rating of the Series Z senior notes, we must offer to repurchase the Series Z senior notes as described in the section entitled “Description of Series Z Senior Notes—Repurchase of Notes at the Option of the Holder upon a Change of Control Triggering Event.” See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture” and “Risk Factors—We may be required to make an offer to repurchase all other series of our senior notes upon an asset sale but not from holders of Series V, Series X, Series Y, Series Z and Series A senior notes exchanged therefor.”

Certain Covenants of the Indenture	The indenture governing the Series Z senior notes, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness,

•	pay dividends on, redeem or repurchase our equity interests,

•	make investments,

•	allow payment or dividend restrictions to exist on certain of our subsidiaries,

•	sell assets,

•	in the case of our restricted subsidiaries, guarantee indebtedness,

•	create certain liens, and

•	sell certain assets or merge with or into other companies.

All of these limitations are subject to important exceptions and qualifications and in certain instances, the application of these covenants will be suspended, as further described in the section entitled “Description of Series Z Senior Notes—Covenants.”

Risk Factors	Investment in the Series Z senior notes involves risks. You should carefully consider the information under the section entitled “Risk Factors”, the risk factors set forth in Item 1A of our and Host Inc.’s Annual Report on form 10-K for the fiscal year ended December 31, 2011, and all other information included in this prospectus before investing in the Series Z senior notes.

RISK FACTORS

You should carefully consider the risks described below and those included in Item 1A of our and Host Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference herein, before rendering your outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones related to our business, the Series Z senior notes and the offering. Additional risks and uncertainties that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the Series Z senior notes could decline substantially or we could be unable to make payments under the Series Z senior notes.

Risks Relating to this Exchange Offer

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate this exchange offer, you may continue to hold outstanding notes that are not registered under the Securities Act and that are subject to the existing transfer restrictions, and you will not have any further registration rights in respect of the outstanding notes, except in limited circumstances. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After this exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because fewer outstanding notes will remain outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate this exchange offer could lower the market price of such exchange notes.

An active trading market may not develop for the exchange notes.

The exchange notes have no established trading market and will not be listed on any securities exchange or for quotation on any quotation system. The initial purchasers are not obligated to make a market in the exchange notes, and may discontinue any such market making at any time without notice. The liquidity of any market for the exchange notes will depend upon many factors.

Accordingly, we cannot assure you that a market or liquidity will develop for the exchange notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

Risks Relating to the Series Z notes and our other indebtedness.

We have substantial leverage, which could affect adversely our cash flow and prevent us from fulfilling our obligations under the Series Z senior notes.

We have significant indebtedness and we will continue to have significant indebtedness after the issuance of the Series Z senior notes in the exchange offer. As of March 23, 2012, we and our subsidiaries had total indebtedness of approximately $6.1 billion. As adjusted to give effect to the debt transactions that have occurred or been announced subsequent to March 23, 2012 using proceeds from our Series Y and Series A senior notes offerings, as well as available cash, we and our subsidiaries would have total indebtedness of approximately $5.1 billion. This includes approximately $4.0 billion of senior notes and $141 million of indebtedness under our credit facility, as well as approximately $900 million that is secured by mortgage liens on various of our hotel properties and related assets and $86 million of other subsidiary debt that are effectively senior to the notes offered hereby, and the balance consists of other debt. Additionally, as of March 23, 2012, our subsidiaries had approximately $99 million of other cash liabilities. Under the terms of the Series Z senior notes and our existing indebtedness we will have the ability to incur significant amounts of additional indebtedness, including additional secured indebtedness, the collateral of which will not secure the Series Z senior notes.

Our substantial indebtedness requires us to dedicate a significant portion of our cash flow from operations to debt service payments, which reduces the availability of our cash flow to fund working capital, capital expenditures, expansion efforts, dividends and distributions and other general corporate needs. Additionally, our substantial indebtedness could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•

limit our ability in the future to undertake refinancings of our debt or to obtain financing for expenditures, acquisitions, development or other general corporate needs on terms and conditions acceptable to us, if at all; or

•	affect adversely our ability to compete effectively or operate successfully under adverse economic conditions.

Because Host Inc. must distribute at least 90% of its annual taxable income, excluding net capital gain, in order to maintain its qualification as a REIT, we make significant distributions of cash to Host Inc. and depend upon external sources of capital for future growth. If our cash flow and working capital were not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

•	sales of operating partnership common units (“OP Units”) or common stock;

•	the incurrence of additional permitted indebtedness by Host L.P.; or

•	the sale of our assets.

We cannot make any assurances that any of these sources of funds will be available to us or, if available, will be on terms that we would find acceptable or in amounts sufficient to meet our obligations or fulfill our business plan. Under certain circumstances we would be required to use the cash from some of the events described above to repay other indebtedness.

The Series Z senior notes effectively will be junior in right of payment to some other liabilities.

Under the terms of the indenture applicable to the Series Z senior notes, subject to satisfaction of certain other requirements, we may incur debt secured by our assets. For a discussion of our ability to incur such secured debt, see “Description of Series Z Senior Notes—Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” and “Description of Our Other Indebtedness—Senior Notes—Differences Between Series V, Series X, Series Y, Series Z and Series A senior notes and All Other Series of Senior Notes.” The Series Z senior notes will not be secured by those assets and the Series Z senior notes effectively will be junior in right of payment to this secured debt to the extent of the value of the assets securing such debt. As of March 23, 2012, we and our subsidiaries had approximately $1.0 billion of debt secured by mortgages on 14 of our hotels and related assets, including the $113 million mortgage debt on the JW Marriott, Washington D.C., which has subsequently been repaid.

In addition, under the indenture covenants that are applicable to our existing senior notes, and that will be applicable to the Series Z senior notes, we may also incur up to $400 million ($300 million in the case of certain series of our existing senior notes) of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. In addition, when we are below such coverage ratio we may also incur up to $150 million ($100 million in the case of certain series of our existing senior notes) of indebtedness (which may be secured) without regard to use of proceeds. See “Description of Series Z Senior Notes—Ranking.” The Series Z senior notes will be subordinated to this and to all other secured indebtedness that may be incurred under the indenture governing the Series Z senior notes, to the extent of the value of the collateral securing such secured indebtedness.

The terms of our debt place restrictions on us and our subsidiaries and these restrictions reduce our operational flexibility and create default risks.

The documents governing the terms of the Series Z senior notes, our existing senior notes and our credit facility contain covenants that place restrictions on us and our subsidiaries. These covenants restrict, among other things, our ability and the ability of our subsidiaries to:

•	conduct acquisitions, mergers or consolidations, unless the successor entity in such transaction assumes our indebtedness;

•	incur additional debt in excess of certain thresholds and without satisfying certain financial metrics;

•	create liens securing indebtedness, unless an effective provision is made to secure our other indebtedness by such liens;

•	sell assets without using the proceeds from such sales for certain permitted uses or to make an offer to repay or repurchase outstanding indebtedness;

•	make distributions without satisfying certain financial metrics; and

•	conduct transactions with affiliates other than on an arm’s length basis and, in certain instances, without obtaining opinions as to the fairness of such transactions.

In addition, certain covenants in our credit facility also require us and our subsidiaries to meet financial performance tests. The restrictive covenants in the applicable indenture(s), the credit facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt. Under the indentures governing the Series Z senior notes and certain series of our existing senior notes, if such series achieves investment grade status as described in “Description of Series Z Senior Notes—Covenants upon Attainment and Maintenance of an Investment Grade Rating,” substantially all of the restrictive covenants applicable to such series will no longer be in effect. For a detailed description of the covenants and restrictions imposed by the documents governing our indebtedness, see “Description of Our Other Indebtedness.”

We will be permitted to make distributions to Host Inc. under certain conditions even when we cannot otherwise make restricted payments under the indenture and the credit facility.

Under the indenture terms governing the Series Z senior notes and our existing senior notes, we are only allowed to make restricted payments (including distributions to Host Inc.) if, at the time we make such a restricted payment, we are able to incur at least $1.00 of indebtedness under the “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock” covenant and we satisfy certain other requirements. This covenant requires us to meet certain conditions in order to incur additional debt, including that we have a consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0 in order to make a restricted payment; except that, in the case of a preferred stock distribution, the covenant applicable to the Series Z senior notes and our outstanding senior notes provides that we are only required to have a consolidated coverage ratio of at least 1.7 to 1.0. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the Series Z senior notes, see the following sections of this prospectus: “Description of Series Z Senior Notes—Limitation on Restricted Payments”; and “Description of Series Z Senior Notes—Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

Even when we are unable to make restricted payments during a period in which we are unable to incur $1.00 of indebtedness, the indenture terms governing the Series Z senior notes and our outstanding senior notes permit us, so long as Host Inc. believes in good faith after reasonable diligence that Host Inc. qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), to make permitted REIT distributions, which are any distributions (1) to Host Inc. equal to the greater of (a) the amount estimated by Host Inc. in good faith after reasonable diligence to be necessary to permit Host Inc. to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Host Inc. within the meaning of Section 857(b)(2) of the Code, determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or (b) the amount that is estimated by Host Inc. in good faith after reasonable diligence to be necessary either to maintain Host Inc.’s status as a REIT under the Code for any calendar year or to enable Host Inc. to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Host Inc. to its shareholders, with such distributions to be made as and when determined by Host Inc., whether during or after the end of the relevant calendar year; in either the case of (a) or (b) above if: (x) the aggregate principal amount of all our outstanding indebtedness and that of our restricted subsidiaries, on a consolidated basis, at such time is less than 80% of our Adjusted Total Assets (as defined in the indenture) and (y) no Default or Event of Default (as defined in the indenture) shall have occurred and be continuing, and (2) to certain other holders of our partnership units where such distribution is required as a result of, or a condition to, the payment of distributions to Host Inc. We refer to the distributions that we are permitted to make which are summarized in this paragraph as “permitted REIT distributions.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding series of our senior notes and the Series Z senior notes offered hereby. In addition, a change of control will be an event of default under our credit facility. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of senior notes or to pay amounts that would become due and payable under our credit facility. Additionally, restrictions in our credit facility and other outstanding indebtedness at that time may not allow us to make such repurchases of our senior notes. See “Description of Series Z Senior Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event.”

Our failure to repurchase any of the Series Z senior notes would be a default under the indenture for all series of senior notes issued thereunder and also under our credit facility.

The Series Z senior notes or a future guarantee thereof may be deemed a fraudulent transfer.

Although the Series Z senior notes are not initially guaranteed by any of our direct or indirect subsidiaries, under the Federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the

Series Z senior notes could be voided, or claims on a guarantee of the Series Z senior notes could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

(1)	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

(2)	either:

(a)	was insolvent or rendered insolvent by reason of such incurrence;

(b)	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

(c)	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If such circumstances were found to exist, or if a court were to find that the guarantee was issued with actual intent to hinder, delay or defraud creditors, the court could cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In such event, the Series Z senior notes would be structurally subordinated to the indebtedness and other liabilities of such subsidiary.

In addition, our obligations under the Series Z senior notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Series Z senior notes the factors in clauses (1) and (2) above applied to us, or that the Series Z senior notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Series Z senior notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•

the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We can offer no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

We may be required to make an offer to repurchase all other series of our senior notes upon an asset sale but not from holders of Series V, Series X, Series Y, Series Z and Series A senior notes exchanged therefor.

The indenture covenant restricting our use of proceeds from asset sales that is applicable to the Series V, Series X, Series Y, Series Z and Series A senior notes only applies to the extent that the net cash proceeds from such sales during any 12-month period exceeds 5% of our total assets (using undepreciated asset values) whereas the covenant restricting our use of proceeds from asset sales under the indentures governing our other series of senior notes applies when net cash proceeds from such sales during any 12-month period exceeds 1% of our total assets (using undepreciated asset values). Accordingly, in certain instances, we may be required to make an offer to repurchase all existing series of senior notes other than the Series V, Series X, Series Y, Series Z and Series A senior notes with the excess proceeds from asset sales that are not reinvested or used to pay down our credit facility.

Financial Risks and Risks of Operation

Our revenues and the value of our properties are subject to conditions affecting the lodging industry.

The lodging industry is subject to changes in the travel patterns of business and leisure travelers, both of which are affected by the strength of the economy, as well as other factors. Changes in travel patterns of both business and leisure travelers may create difficulties for the industry over the long-term and affect adversely our results. During the recession in 2008 and 2009, overall travel was reduced, which had a significant effect on our results of operations. While operating results improved during 2010 and 2011, uncertainty in the strength and direction of the recovery and continued high unemployment have slowed the pace of the overall economic recovery. Therefore, there can be no assurance that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy. Our results of operations and any forecast we make, may be affected by, and can change based on, a variety of circumstances that affect the lodging industry, including:

•	changes in the international, national, regional and local economic climate;

•	changes in business and leisure travel patterns;

•	the effect of terrorist attacks and terror alerts in the United States and internationally, as well as other geopolitical disturbances;

•	supply growth in markets where we own hotels, which may affect adversely demand at our properties;

•	the attractiveness of our hotels to consumers relative to competing hotels;

•	the performance of the managers of our hotels;

•	outbreaks of disease and the impact on travel of natural disasters and weather;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	unionization of the labor force at our hotels.

A reduction in our revenue or earnings as a result of the above risks may reduce our working capital, impact our long-term business strategy, and impact the value of our assets and our ability to meet certain covenants in our existing debt agreements.

Disruptions in the financial markets may affect adversely our business and results of operations, our ability to obtain financing on reasonable and acceptable terms, and our ability to hedge our foreign currency exchange risk.

The United States and global equity and credit markets have at times experienced significant price volatility, dislocations and liquidity disruptions since 2008, all of which caused market prices of the stocks of many companies to fluctuate substantially and the spreads on prospective and outstanding debt financings to widen considerably. These circumstances impacted liquidity in the financial markets, which made terms for financings less attractive, and, in some cases, resulted in the lack of availability of certain types of financing. Conditions in the credit markets improved in 2010 but have become more volatile again starting in the third quarter of 2011. Continued uncertainty in the equity and credit markets may negatively impact our ability to access additional short-term and long-term financing on reasonable terms or at all, which would negatively impact our liquidity and financial condition. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing and may negatively impact our ability to enter into derivative contracts in order to hedge risks associated with changes in interest rates and foreign currency exchange rates. Disruptions in the financial markets also may affect adversely our credit rating. While we believe we have adequate sources of liquidity with which to meet our anticipated requirements for working capital, debt service and capital expenditures for the foreseeable future, if our operating results weaken significantly and our cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face liquidity problems that could materially and affect adversely our results of operations and financial condition.

Concerns regarding the downgrade of the U.S. credit rating and the sovereign debt crisis in Europe could have a material adverse effect on our business, financial condition and liquidity.

On August 5, 2011, Standard & Poor’s lowered its long term sovereign credit rating on the United States of America from AAA to AA+. While U.S. lawmakers reached agreement to raise the federal debt ceiling on August 2, 2011, the downgrade reflected Standard & Poor’s view that the fiscal consolidation plan within that agreement fell short of what would be necessary to stabilize the U.S. government’s medium-term debt dynamics. This downgrade could have material adverse impacts on financial markets and economic conditions in the United States and throughout the world and, in turn, the market’s anticipation of these impacts could have a material adverse effect on our business, financial condition and liquidity. In particular, it could disrupt payment systems, money markets, long-term or short-term fixed income markets, foreign exchange markets, commodities markets and equity markets and affect adversely the cost and availability of funding and certain impacts, such as increased spreads in money market and other short term rates, some of which have been experienced already. Because of the unprecedented nature of negative credit rating actions with respect to U.S. government obligations, the ultimate impacts on global markets and our business, financial condition and liquidity are unpredictable and may not be immediately apparent.

On January 13, 2012, Standard & Poor’s lowered its long-term sovereign credit rating for France, Italy and seven other European countries, which has negatively impacted global markets and economic conditions. The continued uncertainty over the outcome of these governments and other European Union (“EU”) member states financial support programs and the possibility that other EU member states may experience similar financial troubles could further disrupt global markets. In particular, it has and could in the future disrupt equity markets and result in volatile bond yields on the sovereign debt of EU members. These factors could have an adverse effect on our business, financial condition and liquidity. We have properties in some EU member states, held through our European joint venture, that have experienced difficulties servicing their sovereign debt, including Italy and Spain, and the results of operations at those hotels also could be adversely affected.

Economic conditions may affect adversely the value of our hotels which may result in impairment charges on our properties.

We analyze our assets for impairment in several situations, including when a property has current or projected losses from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other material trends, contingencies or changes in circumstances indicate that a triggering event has occurred, such that an asset’s carrying value may not be recoverable. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. Our operating results for 2009 and 2011 included $131 million and $8 million, respectively, of impairment charges related to our consolidated hotels and the investment in our European joint venture. We may incur additional impairment charges in the future, which charges will affect negatively our results of operations. We can provide no assurance that any impairment loss recognized would not be material to our results of operations.

We depend on external sources of capital for future growth and we may be unable to access capital when necessary.

Unlike regular C corporations, Host Inc. must finance its growth and fund debt repayments largely with external sources of capital because it is required to distribute to its stockholders at least 90% of its taxable income (other than net capital gain) in order to qualify as a REIT, including taxable income recognized for federal income tax purposes but with regard to which it does not receive cash. Funds used by Host Inc. to make required distributions are provided through distributions from Host L.P. Our ability to access external capital could be hampered by a number of factors, many of which are outside of our control, including credit market conditions as discussed above, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, or decreases in the market price of the common stock of Host Inc. Our ability to access additional capital also may be limited by the terms of our existing indebtedness which, under certain circumstances, restrict our incurrence of debt and the payment of dividends and Host L.P. distributions. The occurrence of any of these factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us, or at all, which could have a material adverse effect on our ability to finance our future growth.

Our ability to pay dividends and to make distributions may be limited or prohibited by the terms of our indebtedness or preferred units.

We are, and may in the future become, party to agreements and instruments that restrict or prevent the payment of dividends on classes and series of Host Inc. capital stock and Host L.P.’s payment of distributions on its classes of units. Under the terms of Host L.P.’s credit facility and senior notes indenture, distributions to Host L.P. unitholders, including Host Inc., upon which Host Inc. depends in order to obtain the cash necessary to pay dividends, are permitted only to the extent that, at the time of the distribution, Host L.P. can satisfy certain financial covenant tests (concerning leverage, fixed charge coverage and unsecured interest coverage) and meet other requirements. We are permitted under our credit facility and senior notes indenture to make distributions of estimated taxable income that are necessary to maintain Host Inc.’s REIT status.

Under the terms of Host L.P.’s outstanding preferred OP units, we are not permitted to make distributions on our common OP units unless all cumulative distributions have been paid (or funds for payment have been set aside for payment) on our preferred OP units. In the event that we fail to pay the accrued distributions on our preferred OP units for any reason, including any restriction on making such distributions under the terms of our debt instruments (as discussed above), distributions will continue to accrue on such preferred OP units and we will be prohibited from making any distributions on our common OP units until all such accrued but unpaid distributions on our preferred OP units have been paid (or funds for such payment have been set aside).

Defaulting on our mortgage debt could affect adversely our business.

As of March 23, 2012, we and our subsidiaries had approximately $1.0 billion of debt secured by mortgages on 14 of our hotels and related assets, including the $113 million mortgage debt on the JW Marriott, Washington D.C., which has subsequently been repaid. Although the debt is generally non-recourse to us, if these hotels do not produce adequate cash flow to service the debt secured by such mortgages, the mortgage lenders could call a default on these assets. Generally, we would expect to negotiate with the lender prior to the occurrence of a default to pursue other options, such as a deed in lieu of foreclosure. However, we may opt to allow such default to occur rather than make the necessary mortgage payments with funds from other sources. Our senior notes indenture and credit facility contain cross-default provisions, which, depending upon the amount of secured debt in default, could cause a cross-default under both of these agreements. Our credit facility, which contains a more restrictive cross-default provision than the senior notes indenture, provides that a credit facility default will occur in the event that we default on non-recourse secured indebtedness in excess of $500 million. For this and other reasons, permitting a default could affect adversely our long-term business prospects.

Our mortgage debt contains provisions that may reduce our liquidity.

Certain of our mortgage debt requires that, to the extent cash flow from the hotels which secure such debt drops below stated levels, we escrow cash flow after the payment of debt service until operations improve above the stated levels. In some cases, the lender has the right under certain circumstances to apply the escrowed amount to the outstanding balance of the mortgage debt. If such provisions are triggered, there can be no assurance that the affected properties will achieve the minimum cash flow levels required to trigger a release of any escrowed funds. The amounts required to be escrowed may affect negatively our liquidity by limiting our access to cash flow after debt service from these mortgaged properties.

An increase in interest rates would increase the interest costs on our credit facility and on our floating rate debt and could adversely impact our ability to refinance existing debt or sell assets.

At March 23, 2012, interest payments for borrowings on our credit facility, the mortgages on nine properties and the fixed-to-floating interest rate swaps linked to two other properties are based on floating rates. As a result, an increase in interest rates will reduce our cash flow available for other corporate purposes, including investments in our portfolio. Further, rising interest rates could limit our ability to refinance existing debt when it matures and increase interest costs on any debt that is refinanced. We may from time to time enter into agreements such as interest rate swaps, caps, floors and other interest rate hedging contracts. Currently, all of the mortgages with floating rates, which are secured by nine of our hotel properties, are fully or partially hedged through the use of floating-to-fixed interest rate swaps or interest rate caps and floors. While these agreements may lessen the impact of rising interest rates, they also expose us to the risk that other parties to the agreements will not perform or that the agreements will be unenforceable. In addition, an increase in interest rates could decrease the amount third parties are willing to pay for our assets, thereby limiting our ability to dispose of assets as part of our business strategy.

Rating agency downgrades may increase our cost of capital.

Our senior notes are rated by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. These independent rating agencies may elect to downgrade their ratings on our senior notes at any time. Such downgrades may affect negatively our access to the capital markets and increase our cost of capital.

Our expenses may not decrease if our revenue decreases.

Many of the expenses associated with owning and operating hotels, such as debt-service payments, property taxes, insurance, utilities, and employee wages and benefits, are relatively inflexible and do not necessarily decrease in tandem with a reduction in revenue at the hotels. Our expenses also will be affected by inflationary increases, and certain costs, such as wages, benefits and insurance, may exceed the rate of inflation in any given period. In the event of a significant decrease in demand, we may not be able to reduce the size of hotel work forces in order to decrease wages and benefits. Our managers also may be unable to offset any such increased expenses with higher room rates. Any of our efforts to reduce operating costs or failure to make scheduled capital expenditures also could affect adversely the future growth of our business and the value of our hotel properties.

Our acquisition of additional properties may have a significant effect on our business, liquidity, financial position and/or results of operations.

As part of our business strategy, we seek to acquire luxury and upper upscale hotel properties. We may acquire properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from Host Inc. equity offerings, issuance of limited partnership interests of Host L.P., advances under our credit facility, the incurrence or assumption of indebtedness and proceeds from the sales of assets. Continued disruptions in credit markets may limit our ability to finance acquisitions and may limit the ability of purchasers to finance hotels and affect adversely our disposition strategy and our ability to use disposition proceeds to finance acquisitions.

We may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions. We cannot provide any assurances that we will be successful in consummating future acquisitions on favorable terms or that we will realize the benefits that we anticipate from such acquisitions. Our inability to consummate one or more acquisitions on such terms, or our failure to realize the intended benefits from one or more acquisitions, could have a significant adverse effect on our business, liquidity, financial position and/or results of operations, including as a result of our forfeiture of deposits in connection with our failure to consummate an acquisition or our incurrence of additional indebtedness and related interest expense and our assumption of unforeseen contingent liabilities in connection with completed acquisitions.

We do not control our hotel operations and we are dependent on the managers of our hotels.

We have entered into management agreements with third-party managers to operate our hotel properties. Our cash flow from our hotels may be adversely affected if our managers fail to provide quality services and amenities or if they or their affiliates fail to maintain a quality brand name. While we monitor the hotel managers’ performance, we have limited recourse under our management agreements if we believe that the hotel managers are not performing adequately. In addition, from time to time, we have had, and continue to have, differences with the managers of our hotels over their performance and compliance with the terms of our management agreements. We generally resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution. Failure by our hotel managers to fully perform the duties agreed to in our management agreements could affect adversely our results of operations. Our hotel managers or their affiliates manage, and in some cases own, have invested in, or provided credit support or operating guarantees to hotels that compete with our hotels, all of which may result in conflicts of interest. As a result, our hotel managers have in the past made, and may in the future make, decisions regarding competing lodging facilities that are not or would not be in our best interest.

We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor.

Our third-party managers are responsible for hiring and maintaining the labor force at each of our hotels. Although we do not directly employ or manage employees at our consolidated hotels (other than at our New Zealand and Australian properties), we still are subject to many of the costs and risks generally associated with the hotel labor force, particularly those hotels with unionized labor. From time to time, hotel operations may be disrupted as a result of strikes, lockouts, public demonstrations or other negative actions and publicity. We also may incur increased legal costs and indirect labor costs as a result of contract disputes or other events. The resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. We do not have the ability to affect the outcome of these negotiations.

Our hotels have an ongoing need for renovations and potentially significant capital expenditures in order to remain competitive in the marketplace, maintain brand standards or to comply with applicable laws or regulations. The timing and costs of such renovations or improvements may result in reduced operating performance during construction and may not improve the return on these investments.

We are required by our loan agreements or agreements with our hotel managers to make agreed-upon capital expenditures. In addition, we will need to make further capital expenditures in order to remain competitive with other hotels, to maintain the economic value of our hotels and to comply with applicable laws and regulations. The timing of these improvements can affect hotel performance, particularly if the improvements require closures of a significant number of rooms or other features of the hotels, such as ballrooms, meeting space and restaurants. These capital improvements reduce the availability of cash for other purposes and are subject to cost overruns and delays. In addition, because we depend on external sources of capital, we may not have the necessary funds to invest and, if we fail to maintain our properties in accordance with brand standards set by our managers, the manager may terminate the management agreement. Moreover, we may not necessarily realize a significant, or any, improvement in the performance of the hotels in which we make these investments.

The ownership of hotels outside the United States and the expansion of our business into new markets outside of the United States will expose us to risks relating to owning hotels in those foreign markets.

Part of our business strategy is to expand our presence outside of the United States. As of March 23, 2012, we own directly 16 hotels located outside the United States. We also are party to a joint venture that owns 13 hotels in Europe and to a joint venture that owns a non-controlling interest in one hotel in Perth, Australia and an investment in seven hotels in development in India. We may have difficulty managing our expansion into new geographic markets where we have limited knowledge and understanding of the local economy, an absence of business relationships in the area, or unfamiliarity with local governmental and permitting procedures and regulations. There are risks inherent in conducting business outside of the United States, which include:

•	employment laws and practices;

•

tax laws which may provide for income or other taxes or tax rates that exceed those of the U.S. and which may provide that foreign earnings that are repatriated, directly or indirectly, are subject to dividend withholding tax requirements or other restrictions;

•	compliance with and unexpected changes in regulatory requirements or monetary policy;

•	the willingness of domestic or foreign lenders to provide financing and changes in the availability, cost and terms of such financing;

•	adverse changes in local, political, economic and market conditions;

•	insurance coverage related to terrorist events;

•	changes in interest rates and/or currency exchange rates;

•	regulations regarding the incurrence of debt; and

•	difficulties in complying with U.S. rules governing REITs while operating outside of the United States.

Any of these factors could affect adversely our ability to obtain all of the intended benefits of our foreign country expansion. If we do not effectively manage this expansion and successfully integrate the foreign hotels into our organization, our operating results and financial condition may be adversely affected.

We may acquire hotel properties through joint ventures with third parties that could result in conflicts.

We have made investments in joint ventures in Europe and Asia and are exploring further investment opportunities in Asia and Europe. We may, from time to time, invest as a co-venturer in other entities holding hotel properties instead of purchasing hotel properties directly. Investments in joint ventures may involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Co-venturers often share control over the operation of a joint venture. Actions by a co-venturer also could subject the assets to additional risks as a result of any of the following circumstances:

•	our co-venturer might have economic or business interests or goals that are inconsistent with our, or the joint venture’s, interests or goals; or

•	our co-venturer may be in a position to take action contrary to our instructions or requests, or contrary to our policies or objectives.

Although generally we will seek to maintain sufficient control of any joint venture in order to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers from focusing their time and effort on our business.

Our management agreements could affect the sale or financing of our hotels.

Under the terms of our management agreements, we generally may not sell, lease or otherwise transfer our hotels unless the transferee is not a competitor of the manager and the transferee assumes the related management agreements and meets specified other conditions. Our ability to finance or sell our properties, depending upon the structure of such transactions, may require the manager’s consent. If the manager does not consent to such sale or financing, we may be precluded from taking actions in our best interest.

Future terrorist attacks or changes in terror alert levels could adversely affect us.

Previous terrorist attacks in the United States and subsequent terrorist alerts have adversely affected the travel and hospitality industries in recent years. The impact that terrorist attacks in the United States or elsewhere could have on domestic and international markets and our business in particular is indeterminable, but it is possible that such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and/or our results of operations and financial condition as a whole.

We may not be able to recover fully under our existing terrorism insurance for losses caused by some types of terrorist acts, and federal terrorism legislation does not ensure that we will be able to obtain terrorism insurance in adequate amounts or at acceptable premium levels in the future.

We obtain terrorism insurance as part of our all-risk property insurance program, as well as our general liability and directors’ and officers’ coverage. However, our all-risk policies have limitations, such as per occurrence limits, annual aggregate coverage limits and sublimits, all of which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Program Reauthorization Act (“TRIPRA”). Property damage related to war and to nuclear, radiological, biological and chemical incidents is excluded under our policies. While TRIPRA will reimburse insurers for losses resulting from nuclear, radiological, biological and chemical perils, TRIPRA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. We have a wholly-owned captive insurance company through which we obtain a policy for nuclear, biological, chemical and radiological (“NBCR”) coverage. This captive insurer has the same ability as other insurance companies to apply to the U.S. Treasury for reimbursement, as provided for in TRIPRA, and is subject to the same deductibles and co-insurance obligations. This potential reimbursement applies to property insurance only, and not to general liability or directors’ and officers’ insurance, and there are no assurances that we will be able to recover any or all of our NBCR losses under this program.

We may be unable to satisfy the insurance requirements of our lenders.

Certain of the mortgage debt agreements for our properties and properties held by our European joint venture require us to maintain property insurance provided by carriers maintaining minimum ratings from Standard & Poor’s, A.M. Best or other rating agencies. Several of our mortgages contain requirements for the financial strength of insurers to be rated as high as AA by Standard & Poor’s. Due to upheavals in the financial markets, the number of insurers that carry that rating has been decreasing for a number of years. In 2009, 2010 and 2011, in cases where our insurance carriers did not meet the minimum financial strength requirements (there were two such cases in 2011), we were able to obtain waivers from the lenders or they have provided written assurances that they are satisfied with the makeup of our pool of insurance providers. We cannot provide assurances that each of our lenders will continue to be satisfied with our insurance coverage, or with the rating levels of our carriers, or that our carriers will not be downgraded further. If any of these lenders becomes dissatisfied with our insurance coverage or the ratings of our insurance carriers, they may, on our behalf and in addition to other remedies, elect to procure additional property insurance coverage that meets their ratings requirements. The cost of such additional property insurance would be borne by the property or properties securing the loans. Also, the premiums associated with such coverage may be considerably higher than those associated with our current insurance coverage.

Some potential losses are not covered by insurance.

We, or our hotel managers, carry comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of our hotels and other properties. These policies offer coverage features and insured limits that we believe are customary for similar types of properties. Generally, our “all-risk”

property policies provide coverage that is available on a per-occurrence basis and that, for each occurrence, has an overall limit, as well as various sub-limits, on the amount of insurance proceeds we can receive. Sub-limits exist for certain types of claims, such as service interruption, debris removal, expediting costs, landscaping replacement and natural disasters such as earthquakes, floods and hurricanes, and may be subject to annual aggregate coverage limits. The dollar amounts of these sub-limits are significantly lower than the dollar amounts of the overall coverage limit. In this regard, hotels in certain of our markets, including California, Florida and New Zealand, have in the past been and continue to be particularly susceptible to damage from natural disasters. Recovery under the applicable policies also is subject to substantial deductibles and complex calculations of lost business income. There is no assurance that this insurance, where maintained, will fully fund the re-building or restoration of a hotel that is impacted by an earthquake, hurricane, or other natural disaster, or the income lost as a result of the damage. Our property policies also provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded and, in the case where the manager of one of our hotels provides this coverage, any such claims will be combined with the claims of other owners participating in the manager’s program for the same purpose. Therefore, if an insurable event occurs that affects more than one of our hotels, or, in the case of hotels where coverage is provided by the manager, affects hotels owned by others, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached. Each affected hotel only may receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive complete coverage for risks that affect multiple properties, such as earthquakes, hurricanes, or certain types of terrorism.

In addition, there are other risks, such as certain environmental hazards, that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or too expensive to justify coverage. We also may encounter challenges with an insurance provider regarding whether it will pay a particular claim that we believe to be covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur, or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all or a part of the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Litigation judgments or settlements could have a significant adverse effect on our financial condition.

As of March 23, 2012, we have accrued a potential litigation loss of approximately $57 million in connection with a lawsuit in the 166th Judicial District Court of Bexar County, Texas involving the sale of land encumbered by a ground lease for the San Antonio Marriott Rivercenter.

We also are involved in various other legal proceedings in the normal course of business and are vigorously defending these claims; however, no assurances can be given as to the outcome of any pending legal proceedings. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

We also could become the subject of future claims by the operators of our hotels, individuals or companies who use our hotels, our investors, our joint venture partners or regulating entities and these claims could have a significant adverse effect on our financial condition and performance.

We may be subject to unknown or contingent liabilities related to hotels or businesses we acquire.

Assets and entities that we have acquired, or may in the future acquire, may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements may not survive long enough for us to become aware of such liabilities and seek recourse against our sellers. While usually we require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification often is limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. The total amount of costs and expenses that may be incurred with respect to liabilities associated with acquired hotels and entities may exceed our expectations, plus we may experience other unanticipated adverse effects, all of which may affect adversely our revenues, expenses, operating results and financial condition. Finally, indemnification agreements between us and the sellers typically provide that the sellers will retain certain specified liabilities relating to the assets and entities acquired by us. While the sellers generally are contractually obligated to pay all losses and other expenses relating to such retained liabilities without regard to survival limitations, materiality thresholds, deductibles or caps on losses, there can be no guarantee that such arrangements will not require us to incur losses or other expenses in addition to those incurred by the sellers.

We depend on our key personnel.

Our success depends on the efforts of our executive officers and other key personnel. None of our key personnel have employment agreements and we do not maintain key person life insurance for any of our executive officers. We cannot assure you that these key personnel will remain employed by us. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our financial performance.

Exchange rate fluctuations could affect adversely our financial results.

As a result of the expansion of our foreign operations, currency exchange rate fluctuations could affect our results of operations and financial position. We expect to generate an increasing portion of our revenue and expenses in such foreign currencies as the Euro, the Canadian Dollar, the Mexican Peso, the Australian dollar, the New Zealand dollar, the British Pound, the Polish Zloty, the Brazilian Real and the Chilean Peso. In 2011, these currencies represented approximately 6% of our revenues. Although we may enter into foreign exchange agreements with financial institutions and/or obtain local currency mortgage debt in order to reduce our exposure to fluctuations in the value of these and other foreign currencies, these transactions, if entered into, will not eliminate that risk entirely. To the extent that we are unable to match revenue received in foreign currencies with expenses paid in the same currency, exchange rate fluctuations could have a negative impact on our results of operations and financial condition. Additionally, because our consolidated financial results are reported in U.S. Dollars, if we generate revenues or earnings in other currencies, the conversion of such amounts into U.S. Dollars can result in an increase or decrease in the amount of our revenues or earnings.

Applicable REIT laws may restrict certain business activities.

As a REIT, Host Inc. is subject to various restrictions on the types of income it can earn, assets it can own and activities in which it can engage. Business activities that could be impacted by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate, including the development and/or sale of timeshare or condominium units. Due to these restrictions, we anticipate that we will conduct certain business activities, including those mentioned above, in one or more of our taxable REIT subsidiaries. Our taxable REIT subsidiaries are taxable as regular C corporations and are subject to federal, state, local, and, if applicable, foreign taxation on their taxable income.

We may be unable to sell properties because real estate investments are inherently illiquid.

Real estate properties generally cannot be sold quickly and, accordingly, we may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could affect adversely our financial condition and the ability to service our debt. In addition, under the federal income tax laws applicable to REITs, we may be limited in our ability to recognize the full economic benefit from a sale of our assets.

Our ground lease payments may increase faster than the revenues we receive on the hotels located on the leased properties.

As of March 23, 2012, 38 of our hotels are subject to third-party ground leases (encumbering all or a portion of the hotel). These ground leases generally require periodic increases in ground rent payments, which are often based on economic indicators such as the Consumer Price Index. Our ability to pay ground rent could be adversely affected to the extent that our hotel revenues do not increase at the same or a greater rate than the increases in rental payments under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would be required to assume the ground lease, which may result in a lower sales price.

Environmental problems are possible and can be costly.

We believe that our properties comply in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at the property. The owner or operator may be required to pay a governmental entity or third parties for property damage, and for investigation and remediation costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Compliance with other government regulations can be costly.

Our hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act (“ADA”), building codes and regulations pertaining to fire and life safety. Under the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. These laws and regulations may be changed from time-to-time, or new regulations adopted, resulting in additional costs of compliance, including potential litigation. For example, the ADA was substantially revised in September 2010 and our facilities are now required to comply with the new regulations as of March 15, 2012. A determination that we are not in compliance with the ADA could result in a court order to bring the hotel into compliance, imposition of fines or an award of attorneys’ fees to private litigants. Compliance with the ADA and other laws and regulations could require substantial capital expenditures. Any increased costs could have a material adverse effect on our business, financial condition or results of operations.

Federal Income Tax Risks

To qualify as a REIT, each of Host Inc. and its subsidiary REITs are required to distribute at least 90% of its taxable income, excluding net capital gain, regardless of available cash or outstanding obligations.

To continue to qualify as a REIT, Host Inc. is required to distribute to its stockholders with respect to each year at least 90% of its taxable income, excluding net capital gain. To the extent that Host Inc. satisfies this distribution requirement, but distributes less than 100% of its taxable income and net capital gain for the taxable year, it will be subject to federal and state corporate income tax on its undistributed taxable income and net capital gain. In addition, Host Inc. will be subject to a nondeductible 4% excise tax on the amount, if any, by which distributions made by Host Inc. with respect to the calendar year are less than the sum of (1) 85% of its ordinary income, (2) 95% of its net capital gain, and (3) any undistributed taxable income from prior years, less excess distributions from prior years. Host Inc. intends to make distributions, subject to the availability of cash and in compliance with any debt covenants, to its stockholders in order to comply with the distribution requirement and to avoid the imposition of a significant nondeductible 4% excise tax and will rely for this purpose on distributions from Host L.P. and its subsidiaries. There are differences in timing between Host Inc.’s recognition of taxable income and its receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be “phantom” taxable income, which is taxable income that is not matched by cash flow. It is possible that any differences between the recognition of taxable income and the receipt of the related cash could require us to borrow funds or for Host Inc. to issue additional equity in order to enable Host Inc. to meet its distribution requirements and, therefore, to maintain its REIT status and to avoid the nondeductible 4% excise tax. In addition, because the REIT distribution requirements prevent Host Inc. from retaining earnings, generally we will be required to refinance debt at its maturity with additional debt or equity. It is possible that any of these sources of funds, if available at all, would not be sufficient to meet Host Inc.’s distribution and tax obligations.

Host L.P. owns 100% of the outstanding common stock and a portion of the outstanding preferred stock of two entities that have elected to be treated as REITs. Each of these subsidiary REITs are subject to the same requirements that Host Inc. must satisfy in order to qualify as a REIT, including the distribution requirements described above.

Adverse tax consequences would occur if Host Inc. or any of its subsidiary REITs fail to qualify as a REIT.

We believe that Host Inc. has been organized and has operated in such a manner so as to qualify as a REIT under the Code, commencing with its taxable year beginning January 1, 1999, and Host Inc. currently intends to continue to operate as a REIT during future years. In addition, Host Inc. owns, through Host L.P., two entities that have elected to be treated as REITs. As the requirements for qualification and taxation as a REIT are extremely complex and interpretations of the federal income tax laws governing qualification and taxation as a REIT are limited, no assurance can be provided that Host Inc. currently qualifies as a REIT or will continue to qualify as a REIT or that each of Host Inc.’s subsidiary REITs qualify as a REIT. If any of the subsidiary REITs were to fail to qualify as a REIT, it is possible that Host Inc. would fail to qualify as a REIT unless it (or the subsidiary REIT) could avail itself of certain relief provisions. New legislation, treasury regulations, administrative interpretations or court decisions could change significantly the tax laws with respect to an entity’s qualification as a REIT or the federal income tax consequences of its REIT qualification. If Host Inc. or any of the subsidiary REITs were to fail to qualify as a REIT, and any available relief provisions did not apply, the non-qualifying REIT would not be allowed to take a deduction for distributions to its stockholders in computing its taxable income, and it would be subject to federal and state corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Moreover, unless entitled to statutory relief, the non-qualifying REIT would not qualify as a REIT for the four taxable years following the year during which REIT qualification was lost.

Any determination that Host Inc. or one of its subsidiary REITs does not qualify as a REIT will have a material adverse effect on our results of operations and could materially reduce the value of Host Inc.’s common stock. The additional tax liability of Host Inc. or the subsidiary REIT for the year, or years, in which the relevant entity did not qualify as a REIT would reduce its net earnings available for investment, debt service or distributions to stockholders. Host Inc.’s failure to qualify as a REIT also would cause an event of default under Host L.P.’s credit facility, which default could lead to an acceleration of the amounts due thereunder, which, in turn, would constitute an event of default under Host L.P.’s outstanding debt securities.

If our leases are not respected as true leases for federal income tax purposes, each of Host Inc. and its subsidiary REITs would fail to qualify as a REIT.

To qualify as a REIT, Host Inc. must satisfy two gross income tests, pursuant to which specified percentages of its gross income must be passive income, such as rent. For the rent paid pursuant to the hotel leases with our TRS, which rental income currently constitutes substantially all of Host Inc.’s and each of our subsidiary REITs’ gross income, to qualify for purposes of the gross income tests, our leases must be respected as true leases for federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. We believe that the leases will be respected as true leases for federal income tax purposes. There can be no assurance, however, that the Internal Revenue Service (“IRS”) will agree with this characterization. If the leases were not respected as true leases for federal income tax purposes, neither Host Inc. nor either of our subsidiary REITs would be able to satisfy either of the two gross income tests applicable to REITs and each likely would lose its REIT status.

If our affiliated lessees fail to qualify as taxable REIT subsidiaries, each of Host Inc. and its subsidiary REITs would fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of Host Inc. will not be qualifying income for purposes of the two gross income tests applicable to REITs. We lease substantially all of our hotels to our subsidiary that is taxable as a regular C corporation and that has elected to be treated as a taxable REIT subsidiary with respect to Host Inc. So long as any affiliated lessee qualifies as a taxable REIT subsidiary, it will not be treated as a “related party tenant.” We believe that our affiliated lessees have qualified and will continue to qualify, and that the taxable REIT subsidiaries of each of our subsidiary REITs have qualified and will continue to qualify, to be treated as taxable REIT subsidiaries for federal income tax purposes. There can be no assurance, however, that the IRS will not challenge the status of a taxable REIT subsidiary for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying any of our affiliated lessees (including the taxable REIT subsidiaries of our subsidiary REITs) from treatment as a taxable REIT subsidiary, it is possible that Host Inc. or a subsidiary REIT would fail to meet the asset tests applicable to REITs and substantially all of its income would fail to qualify for the gross income tests. If Host Inc. or a subsidiary REIT failed to meet either the asset tests or the gross income tests, each likely would lose its REIT status.

Despite the REIT status of each of Host Inc. and its subsidiary REITs, we remain subject to various taxes.

One of the subsidiary REITs of Host Inc. will be required to pay federal income tax at the highest regular corporate rate on “built-in gain” recognized as a result of the sale of one or more of its hotel assets prior to the expiration of the applicable 10-year holding period, including certain hotels acquired from Starwood and its affiliates in 2006. The total amount of gain on which the subsidiary REIT would be subject to corporate income tax if all of its built-in gain assets were sold in a taxable transaction prior to the expiration of the applicable 10-year holding period would be material to it. In addition, we expect that we could recognize other substantial deferred tax liabilities in the future without any corresponding receipt of cash.

Notwithstanding Host Inc.’s status as a REIT, Host Inc. and our subsidiaries (including our subsidiary REITs) are subject to some federal, state, local and foreign taxes on their income and property. For example, Host Inc. and our subsidiary REITs will pay tax on certain types of income that are not distributed and will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s length basis. Moreover, the taxable REIT subsidiaries of Host Inc. and our subsidiary REITs are taxable as regular C corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent that they own assets or conduct operations in foreign jurisdictions.

Host L.P. is obligated under its partnership agreement to pay all such taxes (and any related interest and penalties) incurred by Host Inc.

If the IRS were to challenge successfully Host L.P.’s status as a partnership for federal income tax purposes, Host Inc. would cease to qualify as a REIT and would suffer other adverse consequences.

We believe that Host L.P. qualifies to be treated as a partnership for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including Host Inc., is required to report and pay tax, if applicable, on such partner’s allocable share of its income. No assurance can be provided, however, that the IRS will not challenge Host L.P.’s status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating Host L.P. as a corporation for federal income tax purposes, Host Inc. would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If Host L.P. fails to qualify as a partnership for federal income tax purposes or Host Inc. fails to qualify as a REIT, either failure would cause an event of default under Host L.P.’s credit facility that, in turn, could constitute an event of default under Host L.P.’s outstanding debt securities. Also, the failure of Host L.P. to qualify as a partnership for federal income tax purposes would cause it to become subject to federal, state and foreign corporate income tax, which tax would reduce significantly the amount of cash available for debt service and for distribution to its partners, including Host Inc.

As a REIT, each of Host Inc. and its subsidiary REITs is subject to limitations on its ownership of debt and equity securities.

Subject to certain exceptions, a REIT generally is prohibited from owning securities in any one issuer to the extent that (1) the value of such securities exceeds 5% of the value of the REIT’s total assets, (2) the securities owned by the REIT represent more than 10% of the issuer’s outstanding voting securities, or (3) the REIT owns more than 10% of the value of the issuer’s outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of the REIT’s total assets. If Host Inc. or any of its subsidiary REITs were to violate these ownership limitations, each likely would lose its REIT status.

Each of Host Inc. or its subsidiary REITs may be required to pay a penalty tax upon the sale of a hotel.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% excise tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. We intend to hold our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels consistent with our investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% excise tax.

FORWARD-LOOKING STATEMENTS

Information included and incorporated by reference in this prospectus contains forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in this prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained and incorporated by reference in this prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the effect on lodging demand of (i) changes in national and local economic and business conditions, including concerns about global economic prospects and the speed and strength of a recovery, and (ii) other factors such as natural disasters, weather and the occurrence or potential occurrence of terrorist attacks, all of which will affect occupancy rates at our hotels and the demand for hotel products and services;

•	operating risks associated with the hotel business;

•

the continuing volatility in global financial and credit markets, and the impact of pending and future U.S. governmental action to address budget deficits through reductions in spending and similar austerity measures, which could materially adversely affect the U.S. and global economic conditions, business activity, credit availability, borrowing costs, and lodging demand;

•

the impact of geopolitical developments outside the United States, such as the sovereign credit issues in certain countries in the European Union, or unrest in the Middle East, which could affect the relative volatility of global credit markets generally, global travel and lodging demand, including for our international hotel properties;

•	the effect of rating agency downgrades of our debt securities on the cost and availability of new debt financings;

•

the reduction in our operating flexibility and the limitation on our ability to pay dividends and make distributions resulting from restrictive covenants in our debt agreements, which limit the amount of distributions from Host L.P. to Host Inc., and other risks associated with the level of our indebtedness or related to restrictive covenants in our debt agreements, including the risk of default that could occur;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements, and the effect of renovations on our hotel occupancy and financial results;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with our expectations;

•	relationships with property managers and joint venture partners and our ability to realize the expected benefits of our joint ventures and other strategic relationships;

•

our ability to recover fully under our existing insurance policies for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance policies on our properties on commercially reasonable terms;

•	the effects of tax legislative action and other changes in laws and regulations, or the interpretation thereof, including the need for compliance with new environmental and safety requirements; and

•

the ability of Host Inc. and each of the REIT entities acquired, established or to be established by Host Inc. to continue to satisfy complex rules to qualify as REITs for federal income tax purposes, Host L.P’s ability to satisfy the rules required to maintain its status as a partnership for federal income tax purposes, and Host Inc.’s and Host L.P.’s ability and the ability of our subsidiaries, and similar entities to be acquired or established by us, to operate effectively within the limitations imposed by these rules.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and under the heading “Risk Factors” in our and Host Inc.’s most recent annual report on Form 10-K and in our other filings with the SEC that are incorporated by reference in this prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus, such as our outlook for the remainder of 2012, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

THE EXCHANGE OFFER

Purpose and effect

We sold the Series Y senior notes on November 18, 2011 in an unregistered private offering to certain initial purchasers. In connection with that issuance, we entered into the registration rights agreement, which requires us to file a registration statement under the Securities Act, with respect to the Series Z senior notes. Upon the effectiveness of that registration statement, we are required to offer to the holders of the Series Y senior notes the opportunity to exchange their Series Y senior notes for a like principal amount of Series Z senior notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The registration rights agreement further provides that we must use our reasonable best efforts to consummate the exchange offer on or before the 290th day following the date on which we issued the Series Y senior notes.

Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the Series Y senior notes and the Series Z senior notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary in this prospectus of its material provisions is not complete and is qualified in its entirety by reference to the actual registration rights agreement. Except as set forth below, following the completion of the exchange offer, holders of Series Y senior notes not tendered will not have any further registration rights and those Series Y senior notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Series Y senior notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you will be acquiring the exchange notes in the ordinary course of your business, whether or not you are the registered holder of the Series Z senior notes,

•	you are not engaging, do not intend to engage, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

•	you are not our affiliate as defined under Rule 405 of the Securities Act, or an affiliate of any guarantor,

•

you understand that if the exchange offer is being registered for the purpose of secondary resales, any person using the exchange offer for the purpose of distributing the exchange notes to be acquired in the registered exchange offer (1) could not rely on the Staff position enunciated in certain no-action letters and (2) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction,

•

you understand that a secondary resale transaction described above and any resales of the exchange notes or other transfer of the exchange notes should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K,

•

you acknowledge and agree that any broker-dealer who holds outstanding notes acquired for its own account as a result of market-making activities or other trading activities, and who receives exchange notes in exchange for such outstanding notes pursuant to the exchange offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes or other transfer of the exchange notes and cannot rely on the position of the Staff set forth in certain no-action letters,

•

if you are a broker-dealer that will receive exchange notes for your own account pursuant to the exchange offer, the outstanding notes tendered in the exchange offer were acquired by you as a result of market-making activities or other trading activities, you have not entered into any arrangement or understanding with the issuer or an affiliate of the issuer to distribute the exchange notes, and you acknowledge that you will deliver a prospectus (which may be the prospectus for the exchange offer so long as it contains a plan of distribution with respect to such resale transactions (such plan of distribution need not name you as the broker-dealer or disclose the amount of exchange notes held by you) meeting the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act, and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Pursuant to the registration rights agreement we will be required to file a “shelf” registration statement for a continuous offering pursuant to Securities Act Rule 415 in respect of the Series Y senior notes if:

•	we determine that we are not permitted to effect the exchange offer as contemplated hereby because of any change in law or applicable interpretations of the staff of the SEC; or

•	we have commenced and not consummated the exchange offer within 290 days following the date on which we issued the Series Y senior notes for any reason.

Other than as set forth above, no holder will have the right to participate in the shelf registration statement or to otherwise require that we register their Series Y senior notes under the Securities Act.

We believe that, with the exceptions set forth below, Series Z senior notes issued to you pursuant to the exchange offer in exchange for Series Y senior notes may be offered for resale, resold and otherwise transferred by you, unless you are our “affiliate” within the meaning of Securities Act Rule 405 or a broker-dealer who purchased unregistered notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Series Z senior notes are acquired in the ordinary course of business of the holder and the holder does not engage, does not intend to engage, and does not have an arrangement or understanding with any person, to participate in the distribution of Series Z senior notes. We have not requested and do not intend to request that the SEC issue to us a no-action letter in connection with this exchange offer.

If you tender in the exchange offer for the purpose of participating in a distribution of the Series Z senior notes, you cannot rely on the position of the Staff set forth in certain no-action letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you are a broker-dealer that receives Series Z senior notes for your own account in exchange for Series Y senior notes, where those notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series Z senior notes. If you are a broker-dealer who acquired Series Z senior notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the position of the Staff set forth in certain no-action letters or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Series Z senior notes.

Consequences of failure to exchange

Following the completion of the exchange offer, you will not have any further registration rights for Series Y senior notes that you did not tender. All Series Y senior notes not tendered in the exchange offer will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for Series Y senior notes could be adversely affected upon completion of the exchange offer.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Series Y senior notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,

on                     , 2012 or such date and time to which we extend the offer. We will issue $1,000 principal amount of Series Z senior notes in exchange for each $1,000 principal amount of outstanding Series Y senior notes accepted in the exchange offer. Holders may tender some or all of their Series Y senior notes pursuant to the exchange offer. However, Series Y senior notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in principal amount. This exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The form and terms of the Series Z senior notes are substantially the same as the form and terms of the Series Y senior notes except that the Series Z senior notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Series Z senior notes will evidence the same debt as the Series Y senior notes and will be issued pursuant to, and entitled to the benefits of, the same indenture pursuant to which the Series Y senior notes were issued.

As of the date of this prospectus, Series Y senior notes representing $300 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the DTC. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to you and others based on our belief that you have beneficial interests in the Series Y senior notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC.

We will be deemed to have accepted for exchange, and to have exchanged, validly tendered outstanding Series Y senior notes if, as, and when we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Series Z senior notes from us. If any of your tendered Series Y senior notes are not accepted for exchange because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, certificates for any such unaccepted Series Y senior notes will be returned, without expense, to you as promptly as practicable after                     , 2012, unless we extend the exchange offer.

If you tender Series Y senior notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Series Y senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Expiration date; extensions; amendments

The expiration date will be 5:00 p.m., New York City time, on                     , 2012 unless, in our sole discretion, we extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•

to delay accepting any Series Y senior notes, for example, to allow for the confirmation of tendered notes or for the rectification of any irregularity or defect in the tender of outstanding notes, to extend the exchange offer or, if any of the conditions to the exchange offer set forth below under “—Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

We will give notice by press release or other written public announcement of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of outstanding notes. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we amend this exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to notify the holders of outstanding notes of the amendment or waiver, and extend the offer as required by law to cause this exchange offer to remain open for at least five business days following such notice.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding this exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

In the event that we make a material or fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Interest on the exchange notes

Interest on the exchange notes will accrue at the rate of 6% per annum on the principal amount, payable semiannually on April 1 and October 1, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, beginning on the first payment date following the consummation of this exchange offer. Interest on the exchange notes will accrue from the date of issuance of the exchange notes or the date of the last periodic payment of interest on such exchange notes, whichever is later. Holders of outstanding notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in this exchange offer.

Procedures for tendering

Only a holder of Series Y senior notes may tender the Series Y senior notes in the exchange offer. To tender in the exchange offer you must either (1) complete, sign, and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date or (2) comply with the book-entry requirements, which are discussed below under “—Book-entry transfer.” In addition:

•	certificates for Series Y senior notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•

a timely confirmation of a book-entry transfer of those Series Y senior notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent on or prior to the expiration date. Its address is given below under “—Exchange Agent.”

A tender of your Series Y senior notes that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box on the letter of transmittal. The entire amount of outstanding notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before the expiration of this exchange offer. Delivery is complete when the exchange agent actually receives the items to be delivered. No letter of transmittal or outstanding notes should be sent to us, DTC, or any person other than the exchange agent. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

If you are a beneficial owner whose Series Y senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Series Y senior notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Any beneficial holder whose outstanding notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder’s behalf and comply with the instructions set forth in this prospectus and the letter of transmittal. If any beneficial holder wishes to tender on its own behalf, it must, before completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in its name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed before the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, and as described in “—Withdrawal rights,” must be guaranteed by any eligible guarantor institution that is a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Series Y senior notes listed therein, the Series Y senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the Series Y senior notes.

If the letter of transmittal or any Series Y senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series Y senior notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series Y senior notes not properly tendered or any Series Y senior notes that would, in the opinion of counsel, be unlawful to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series Y senior notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series Y senior notes must be cured within such time as we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of Series Y senior notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give such notification. Your tender of Series Y senior notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series Y senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following                     , 2012 unless we extend the exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Series Y senior notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, purchase Series Y senior notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of Series Z senior notes for Series Y senior notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the notes or a timely book-entry confirmation of such Series Y senior notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to the DTC and its participants, electronic instructions in which you acknowledge your receipt of and agreement to be bound by the letter of transmittal) and all other required documents. If any tendered Series Y senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged notes will be returned without expense to you (or, in the case of Series Y senior notes tendered by book-entry transfer into the exchange agent’s account at the DTC pursuant to the book-entry transfer procedures described below, such nonexchanged notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

If you are a broker-dealer that receives Series Z senior notes for your own account in exchange for Series Y senior notes, where your Series Y senior notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those Series Z senior notes.

Book-entry transfer

The exchange agent will make a request to establish an account in respect of the Series Y senior notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Series Y senior notes being tendered by causing DTC to transfer the Series Y senior notes into the exchange agent’s account at DTC in accordance with its transfer procedures. However, although delivery of Series Y senior notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DTC’s ATOP is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Series Y senior notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed delivery procedures

If you are a registered holder of the Series Y senior notes and you desire to tender your notes and the notes are not immediately available, or time will not permit your Series Y senior notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of Series Y senior notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered Series Y senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

You may withdraw tenders of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s ATOP.

To be effective, any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and aggregate principal amount of the outstanding notes to be withdrawn;

•	include a statement that the person is withdrawing his election to have such outstanding notes exchanged;

•

be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees; and

•	specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

If you delivered or otherwise identified certificated outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. See “—Procedures for tendering” for further information on the requirements for guarantees of signatures on notices of withdrawal. If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes, such notice of withdrawal must be delivered to the exchange agent and otherwise comply with the procedures of that facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination, as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither we, nor any of our affiliates or assigns, the exchange agent, nor any other person, is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of us or them be liable for failing to give any such notice. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no exchange notes will be issued with respect to them unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender, the expiration date or termination of this exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—Procedures for tendering” at any time before the expiration date. In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Series Z senior notes in exchange for, any Series Y senior notes and may terminate or amend the exchange offer if, at any time before the acceptance of Series Y senior notes for exchange, (1) we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction, or (2) any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or have a material adverse effect on us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Series Y senior notes tendered, and no Series Z senior notes will be issued in exchange for any Series Y senior notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON

By Registered or Certified Mail:	By Hand:

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Mr. David Mauer

Telephone: (212) 815-3687

Fax: (212) 298-1915

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Mr. David Mauer

Telephone: (212) 815-3687

Fax: (212) 298-1915

By Overnight Courier:	By Facsimile:

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Mr. David Mauer

Telephone: (212) 815-3687

Fax: (212) 298-1915

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Mr. David Mauer

Fax: (212) 298-1915

Confirm by telephone:

(212) 815-3687

For information, call:

(212) 815-3687

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate such expenses to be approximately $350,000, which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer taxes

You will not be obligated to pay any transfer taxes in connection with your tender of Series Y senior notes. However, if you instruct us to register Series Z senior notes in the name of, or request that Series Y senior notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax thereon.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Series Y senior notes for Series Z senior notes pursuant to the exchange offer. In consideration for issuing the Series Z senior notes as contemplated by this prospectus, we will receive in exchange Series Y senior notes in like principal amounts, which will be cancelled. Accordingly, there will not be any increase in our outstanding indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED OP UNIT DISTRIBUTIONS

The following table shows our ratio of earnings to fixed charges and preferred OP Unit distributions for the periods indicated (in millions, except ratio amounts).

	Quarter Ended March 23,	Quarter Ended March 25,	Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and preferred OP Unit distributions (a) (b) (c)	—	—	—	—	—	1.8	2.0
Deficiency of earnings to fixed charges and preferred OP Unit distributions (b) (c)	$(60)	$(77)	$(18)	$(160)	$(211)	$—	$—

(a)	The ratio is calculated as the sum of pre-tax income from continuing operations before adjustments for minority interest and income (loss) from equity investments plus amortization of capitalized interest, distributions from equity investments and fixed charges less capitalized interest and distributions on preferred OP Units divided by fixed charges which is the sum of interest expensed and capitalized, distributions on preferred OP Units and the estimate of interest within rental expense.
(b)	For fiscal years 2007 and 2008, the ratio of earnings to fixed charges and preferred OP Unit distributions includes depreciation and amortization expense of $491 million and $548 million, respectively. For the quarters ended March 23, 2012 and March 25, 2011 and the years ended December 31, 2011, 2010 and 2009, the deficiency of earnings to fixed charges and preferred OP Unit distributions includes depreciation and amortization expense of $153 million, $140 million, $647 million, $586 million and $608 million, respectively.
(c)	Under the terms of the indenture applicable to the Series Y and Series Z senior notes as well as our existing senior notes (which apply generally accepted accounting principles as of August 5, 1998, the date of the indenture), the additional non-cash interest expense to be recorded as a result of the implementation of an accounting requirement regarding convertible debt instruments that may be settled in cash upon conversion (approximately $32 million for year ended December 31, 2011, which includes $3 million recognized in connection with the repayment of a portion of the 2007 Debentures during 2011) will not be included in the definition of “interest expense” as that term is used in the various restrictive covenants to which such senior notes are subject under the indenture. The additional non-cash interest expense is, however, included in the GAAP determination of the ratios of earnings to fixed charges and preferred OP Unit distributions calculated above.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 23, 2012, on an actual basis and on an as adjusted basis to give effect to:

•	the exchange of 6% Series Y senior notes for Series Z senior notes;

•

the April 2, 2012 use of the proceeds from the issuance of Series A senior notes to repay the $113 million principal amount outstanding of the 7.5% mortgage originally due April 2013 secured by the JW Marriott, Washington, D.C. and the related prepayment costs of $1 million;

•

the April 13, 2012 use of the proceeds from the issuance of Series A senior notes and available cash to redeem $250 million face amount of our 6 7/8% Series S senior notes due in 2014 and the related prepayment premium of $4 million;

•

the April 16, 2012 use of proceeds from the issuance of the Series Y senior notes and available cash to repurchase $386 million face amount outstanding of our 2007 Debentures pursuant to the put option that was exercised by the holders; and

•	the announced May 29, 2012 redemption of the remaining $250 million face amount of our 6 7/8% Series S senior notes due in 2014 and the related prepayment premium of $4 million.

	As of March 23, 2012
	Actual	As adjusted
Cash and cash equivalents (1)	$1,312	$286

Series O senior notes due March 2015	$650	$650
Series Q senior notes due June 2016	800	800
Series S senior notes due November 2014 (2)	499	—
Series T senior notes due May 2017	390	390
Series V senior notes due November 2020	500	500
Series X senior notes due June 2019	496	496
Series Y senior notes due October 2021	300	—
Series Z senior notes due October 2021 offered hereby	—	300
Series A senior notes due March 2022	350	350
2004 Exchangeable Senior Debentures due April 2024	175	175
2007 Exchangeable Senior Debentures due April 2027 (3)	387	2
2009 Exchangeable Senior Debentures due October 2029	345	345
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	4,899	4,015
Credit facility	141	141
Mortgage debt (4)	1,011	898
Other	86	86

Total debt	$6,137	$5,140

Limited partnership interest of third parties	171	171
Host L.P. capital:
General partner	1	1
Limited partner	6,803	6,785
Accumulated other comprehensive income	18	18

Total of Host L.P. capital (5)	6,822	6,804
Non-controlling interests—consolidated partnerships	38	38

Total capital	6,860	6,842

Total capitalization	$13,168	$12,153

(1)	As adjusted cash and cash equivalents reflect the following:

Balance at March 23, 2012	$1,312
Prepayment of Series S senior notes (2)	(526)
Repurchase of 2007 Debentures (3)	(389)
Repayment of the JW Marriott, Washington, D.C. mortgage (4)	(114)
Release of restricted cash related to the JW Marriott, Washington, D.C.	3

As Adjusted balance at March 23, 2012	$286

(2)	Reflects both the April 13, 2012 and the announced May 29, 2012 redemptions of $250 million of our Series S senior notes due 2014, respectively. The cash payment reflects the $500 million of the principal redeemed, $8 million of cash prepayment premiums and $18 million of accrued interest.
(3)	Reflects the April 16, 2012 repurchase of $386 million face amount outstanding of our 2007 Debentures pursuant to the put option that was exercised by the holders and the payment of accrued interest of $3 million.
(4)	Reflects the April 2, 2012 repayment of the $113 million principal amount outstanding of the 7.5% mortgage secured by the JW Marriott, Washington, D.C. and the related prepayment costs of $1 million.
(5)	The decrease in Host L.P. capital reflects the following:

Balance at March 23, 2012	$6,822
Anticipated costs and accrued interest—Series S	(16)
Anticipated costs and accrued interest—2007 Debentures	(1)
Anticipated costs and accrued interest—JW Marriott, Washington, D.C. mortgage loan	(1)

As Adjusted balance at March 23, 2012	$6,804

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Credit Facility

General. On November 22, 2011, we entered into a new senior revolving credit facility with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank AG New York Branch and The Bank of Nova Scotia as co-documentation agents, and certain other agents and lenders. The new credit facility replaced our existing senior revolving credit facility which would have expired in September 2012. The new credit facility allows for revolving borrowings in an aggregate principal amount of up to $1,000,000,000, including a foreign currency subfacility for Canadian Dollars, Australian Dollars, New Zealand Dollars, Japanese Yen, Euros and British Pounds Sterling of up to the foreign currency equivalent of $500,000,000, subject to a lower amount in the case of New Zealand Dollar borrowings. The credit facility also provides an option for Host L.P. to increase the aggregate principal amount of the credit facility by up to $500,000,000, subject to obtaining additional loan commitments and satisfaction of certain conditions, and provides a subfacility of up to $100,000,000 for swingline borrowings and a subfacility of up to $100,000,000 for issuances of letters of credit. The credit facility has an initial scheduled maturity of November 2015 with an option for Host L.P. to extend the term for one additional year, subject to certain conditions, including the payment of an extension fee.

Collateral and Guarantees. The credit facility does not initially include any subsidiary guarantees or pledges of equity interests in our subsidiaries, and the guarantees and pledges are required only in the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges would ratably benefit the credit facility, as well as the notes outstanding under Host L.P.’s senior notes indenture (including the Series Z senior notes offered hereby) and certain hedging and bank product arrangements with lenders that are parties to the credit facility. If triggered, the guarantees and pledges would only be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of our subsidiaries would not provide guarantees or pledges of equity interests. Further, if at any time our leverage ratio falls below 6.0x for two consecutive fiscal quarters or Host L.P. has an investment grade long-term unsecured debt rating, such guarantees and pledges may be released. As of March 23, 2012, our leverage ratio was 4.7x.

Prepayments. The loans under the credit facility are required to be prepaid, subject to certain exceptions, with excess proceeds from certain asset sales. Voluntary prepayments of the loans under the credit facility are permitted in whole or in part without premium or penalty.

Financial Covenants. The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Currently, we are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.25x, our unsecured coverage ratio is not less than 1.75x and our fixed charge coverage ratio is not less than 1.25x. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to come back into compliance with the financial covenants. These calculations are performed based on pro forma results for the prior four fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. Under the terms of the credit facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and non-cash interest expense due to the implementation in 2009 of accounting standards relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statement of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance.

The following table summarizes the financial tests contained in the credit facility:

Financial Covenant Levels
Minimum unsecured interest coverage ratio (a)	Maximum leverage ratio	Minimum fixed charge coverage ratio
1.75x	7.25x	1.25x

(a)	If, at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will decrease to 1.5x.

As of March 23, 2012, our leverage ratio was 4.7x, our fixed charge coverage ratio was 2.1x and our unsecured interest coverage ratio was 3.0x. Accordingly, we were in compliance with all of our financial covenants under the credit facility as of March 23, 2012.

Interest and Fees. We pay interest on revolver borrowings under the credit facility at floating rates equal to LIBOR plus a margin either (i) ranging from 175 to 275 basis points (depending on Host L.P.’s consolidated leverage ratio) or (ii) following the date on which Host L.P.’s long-term unsecured debt rating is investment grade and Host L.P. elects ratings-based pricing, ranging from 100 to 160 basis points (depending on Host L.P.’s unsecured long-term debt rating). Based on our leverage ratio at March 23, 2012 of 4.7x, we can borrow at a rate of LIBOR plus 200 basis points. While we are using leverage-based pricing, to the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 25 to 35 basis points, depending on our average revolver usage during the applicable period. Upon attainment of an investment grade unsecured debt rating and election of ratings-based pricing, in lieu of paying an unused commitment fee, we would instead pay a facility fee ranging from 15 basis points to 40 basis points depending on our rating and regardless of usage.

Other Covenants and Events of Default. The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and the payment of dividends are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host Inc.’s tax status as a REIT.

The credit facility also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuance of an event of default, payment of all amounts payable under the credit facility may be accelerated, the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the credit facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Senior Notes

As of March 23, 2012, we had twelve series of existing senior notes outstanding (including our Exchangeable Senior Debentures discussed below):

Principal Amount (in millions)
6 3/8% Series O senior notes due 2015	$650
6 3/4% Series Q senior notes due 2016	800
6 7/8% Series S senior notes due 2014 (1)	499
9% Series T senior notes due 2017	390
6% Series V senior notes due 2020	500
5 7/8% Series X senior notes due 2019	496
6% Series Y senior notes due 2021	300
5 1/4% Series A senior notes due 2022	350
3 1/4% Exchangeable Senior Debentures due 2024 (2)	175
2 5/8% Exchangeable Senior Debentures due 2027 (2) (3)	387
2 1/2% Exchangeable Senior Debentures due 2029 (2)	345
Senior notes, with an interest rate of 10% due May 2012	7

Total (2)	$4,899

(1)

The proceeds from the issuance of Series A senior notes on March 22, 2012 and available cash were used to redeem $250 million face amount of the 6 7/8% Series S senior notes due in 2014 and to pay the related prepayment premium of $4 million. We intend to redeem the remaining $250 million face amount of the 6 7/8% Series S senior notes due in 2014 and to pay the related prepayment premium of $4 million.

(2)	As a result of the 2009 implementation of an accounting requirement for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), the principal balance for our Exchangeable Senior Debentures outstanding at March 23, 2012 has been reduced by $56 million with an offsetting increase to equity. The decline in principal reflects the unamortized discount balance related to the implementation of the accounting requirement. The face amount of the Exchangeable Senior Debentures was $963 million at March 23, 2012. The face value of the total senior notes outstanding, including original issue discounts of approximately $15 million plus the $56 million described above, is approximately $5.0 billion as of March 23, 2012.
(3)	On April 16, 2012, $385,979,000 face amount of the 2007 Debentures were put to us at a purchase price equal to 100% of the face amount.

General. The following summary is a description of the material provisions of the indentures governing our existing senior notes, which we refer to collectively as the senior notes indenture. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations.

Pledges and Guarantees. Under the senior notes indenture, all Host L.P. subsidiaries which guarantee Host L.P. debt are required to similarly guarantee debt issuances under the indenture. Also, to the extent the equity of any subsidiaries of Host L.P. is pledged to secure borrowings under the credit facility, such collateral is likewise required to secure senior note issuances under the senior notes indenture. While the current credit facility does not initially include any subsidiary guarantees or pledges of equity interests, such guarantees and pledges of equity interests will subsequently be required in the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges would ratably benefit the credit facility, as well as the senior notes issued under the senior notes indenture and certain hedging and bank product arrangements with lenders that are parties to the credit facility. If triggered, the guarantees and pledges would only be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of our subsidiaries would not provide guarantees or pledges of equity interests. Further, if at any time our leverage ratio falls below 6.0x for two consecutive fiscal quarters or Host L.P. has an investment grade long-term unsecured debt rating, such guarantees and pledges may be released without the consent of the holders of senior notes.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and make distributions is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x. We are able to make distributions to enable Host Inc. to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Under the terms of our senior notes indenture, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value, and, during the quarter ended March 23, 2012, approximately $5 million of non-cash interest, which represents expense recorded as a result of the implementation in 2009 of an accounting requirement relating to our outstanding Exchangeable Senior Debentures. These amounts are included in interest expense on our consolidated statements of operations. Other covenants limiting our ability to incur indebtedness and make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) excluding intangible assets, and maintaining secured indebtedness and subsidiary indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may make preferred or common OP unit distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and make distributions, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million or $400 million, depending on the series of senior notes, of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million or $150 million, depending on the series of senior notes, of other debt.

Our senior notes indenture also imposes restrictions on customary matters, such as our ability to make distributions on, redeem or repurchase our OP Units; make investments; permit payment or distribution restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture). As of March 23, 2012, we are in compliance with all of our financial covenants under our senior notes indentures.

The following table summarizes the financial tests contained in the senior notes indenture as of March 23, 2012:

	Actual Ratio (1)		Covenant Requirement
Unencumbered assets tests	334%		Minimum ratio of 125%
Total indebtedness to total assets	32%		Maximum ratio of 65%
Secured indebtedness to total assets	5%		Maximum ratio of 45%
EBITDA-to-interest coverage ratio	2.9	x	Minimum ratio of 2.0x

Differences Between the Several Series of Senior Notes. The covenants and restrictions under the indenture applicable to our Series O senior notes are substantially the same as the covenants and restrictions applicable to the Series Q, Series S, Series T, Series V, Series X, Series Y and Series A senior notes, as well as the Series Z senior notes offered hereby, the terms of which are summarized in “Description of Series Z Senior Notes,” except that, under the covenants applicable to such Series O senior notes:

•

our foreign subsidiaries are not specifically permitted to incur indebtedness of up to $300 million pursuant to clause (m) of paragraph (4) of the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock;”

•

upon being rated investment grade, as described in the “Description of Series Z Senior Notes—Covenants upon Attainment and Maintenance of an Investment Grade Rating,” the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” will continue to apply to our Series O senior notes and not to the Series Q, Series S, Series T, Series V, Series X, Series Y, Series Z or Series A senior notes;

•

we are only permitted to incur $100 million of indebtedness pursuant to the general debt basket set forth in clause (n) of paragraph (4) of the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” as opposed to $150 million under the same clause of the Series Q, Series S, Series T, Series V, Series X, Series Y, Series Z and Senior A senior notes;

•

the declaration or payment of dividends or other distributions by all restricted subsidiaries of Host L.P. that qualify as a REIT, not exceeding $10 million in any calendar year, is not specifically excluded from the definition of “Restricted Payment;”

•

the amount of secured indebtedness that we may incur under clause (l) of the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock” to repay and permanently reduce indebtedness outstanding under our credit facility is $300 million, as opposed to $400 million under the same clause of the Series Q, Series S, Series T, Series V, Series X, Series Y, Series Z and Series A senior notes; and

•

defaults under the terms of our other indebtedness exceeding $50 million in the aggregate will trigger a default under the terms of our Series O senior notes indenture, as opposed to $100 million and $150 million under the same clause of the Series Q, Series S, Series T, Series V, Series X, Series Y, Series Z and Series A senior notes indentures, respectively.

The covenants and restrictions under the indentures applicable to the Series Q, Series S, Series T, Series V, Series X, Series Y, Series Z and Series A senior notes also provide us with more flexibility than those applicable to our Series O senior notes to divide items of indebtedness incurred among various permitted debt baskets provided under paragraph (4) of the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock” and to later reclassify all or a portion of such items of indebtedness among such permitted debt baskets in a way that complies with the respective indentures. Additionally, under the terms of the Series Q, Series S, Series T, Series V, Series X, Series Y, Series Z and Series A senior notes, we have the ability to reclassify indebtedness incurred under the “general permitted debt” baskets provided by clauses (m) and (n) of paragraph (4) of the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.” Notwithstanding the flexibility provided to us in the covenants and restrictions under the indenture applicable to the Series Q, Series S, Series T, Series V, Series X, Series Y, Series Z and Series A senior notes, so long as our Series O senior notes remain outstanding, our ability to benefit from the additional flexibility is likely to be limited.

Differences Between Series V, Series X, Series Y, Series Z and Series A senior notes and All Other Series of Senior Notes. The covenants and restrictions under the indenture applicable to our Series Z senior notes are the same as the covenants and restrictions applicable to our Series V, Series X, Series Y and Series A senior notes and substantially the same as the covenants and restrictions applicable to our Series Q, Series S and Series T senior notes except for certain differences summarized below:

•

the covenant restricting certain transactions with our affiliates under the Series V, Series X, Series Y, Series Z and Series A senior notes indentures provides that we will not be required to obtain a fairness opinion prior to consummating a transaction restricted by the covenant unless the aggregate value of the transaction exceeds $250 million, whereas the indentures governing our other senior notes require a fairness opinion for transactions with an aggregate value exceeding $50 million;

•

defaults under the terms of our other indebtedness exceeding $150 million in the aggregate will trigger a default under the Series V, Series X, Series Y, Series Z and Series A senior notes indentures as opposed to $50 million under the Series O senior notes indenture and $100 million under the Series Q, Series S and Series T senior notes indentures;

•

the covenant restricting our ability to incur additional indebtedness under the Series V, Series X, Series Y, Series Z and Series A senior notes indentures will allow us to separately incur additional indebtedness under our credit facility of $1.5 billion (less any amounts repaid pursuant to the restrictions on asset sales), secured indebtedness of $400 million that is used to repay and permanently reduce indebtedness outstanding under the credit facility and general indebtedness of $150 million, whereas the indentures governing some series of senior notes provided for lower thresholds ($300 million of secured indebtedness and $100 million of general indebtedness) and in all other series of senior notes capped these allowances collectively at $1.5 billion less any amounts repaid under our credit facility pursuant to the restrictions on asset sales; and

•

the covenant restricting our use of proceeds from asset sales under the Series V, Series X, Series Y, Series Z and Series A senior notes indentures only applies to the extent that the net cash proceeds from such sales during any 12-month period exceeds 5% of our total assets (using undepreciated asset values) whereas the covenant restricting our use of proceeds from asset sales under the indentures governing our other series of senior notes applies when net cash proceeds from such sales during any 12-month period exceeds 1% of our total assets (using undepreciated asset values).

2009 Exchangeable Senior Debentures. On December 22, 2009, we issued $400 million of 2 1/2% Exchangeable Senior Debentures (“2009 Debentures”) and received proceeds of $391 million, net of underwriting fees and expenses. The 2009 Debentures mature on October 15, 2029 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2009 Debentures on October 15, 2015, October 15, 2019 and October 15, 2024 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2009 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host Inc.’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash, shares of Host Inc.’s common stock or a combination thereof at our option in an amount equal to the exchange value (which is the applicable exchange rate multiplied by the average exchange price of Host Inc.’s common stock). The exchange rate as of March 23, 2012 was 71.9264 shares of Host Inc.’s common stock for each $1,000 of principal amount of the 2009 Debentures, which is equivalent to an exchange price of $13.90 per share of Host Inc.’s common stock. Upon issuance of such shares by Host Inc., we will issue to Host Inc. common OP Units based on the current conversion ratio. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host Inc. We can redeem for cash all or part of the 2009 Debentures at any time on or after October 20, 2015 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their 2009 Debentures at the exchange value described above rather than receive the cash redemption price. The 2009 Debentures are not currently exchangeable.

2007 Debentures. On March 23, 2007, we issued $600 million of 2007 Debentures and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. As of March 23, 2012, approximately $388 million face amount of the 2007 Debentures remained outstanding. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. We notified holders on March 15, 2012 that they have an option, pursuant to the terms of the 2007 Debentures, to require us to purchase, on April 16, 2012, all or a portion of such holders’ 2007 Debentures (the “Put Option”). Of the $388 million outstanding 2007 Debentures, approximately $386 million were surrendered for purchase pursuant to the Put Option. Additionally, the remaining holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host Inc.’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the 2007 Debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of Host Inc.’s common shares) and the aggregate principal amount of the 2007 Debentures to be exchanged and, at our option, Host Inc.’s shares, cash or a combination thereof for any excess above the principal value. If we elect to redeem the 2007 Debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their 2007 Debentures at the exchange value described above rather than receive the cash redemption price. The exchange rate as of March 23, 2012 was 32.0239 shares of Host Inc. common stock per $1,000 principal amount of 2007 Debentures, which is equivalent to an exchange price of $31.23 per share of Host Inc. common stock. Upon issuance of such shares by Host Inc., we will issue to Host Inc. an equivalent number of common OP Units. The exchange rate may be adjusted under certain circumstances including the payment of common dividends exceeding $.20 per share in any given quarter. The 2007 Debentures are not currently exchangeable.

2004 Debentures. On March 16, 2004, we issued $500 million of 3 1/4% Exchangeable Senior Debentures (“2004 Debentures”) and received proceeds of $484 million, net of discounts, underwriting fees and expenses. During 2008 and 2009, we repurchased $175 million face amount of the 2004 Debentures for approximately $151 million and recorded a gain on the purchase of approximately $17 million. On May 27, 2011, we gave notice of our intention to redeem $150 million of the outstanding $325 million 2004 Debentures. In June, 2011, holders of approximately $134 million of the 2004 Debentures elected to exchange their 2004 Debentures into 8.8 million shares of Host Inc. common stock, while the remaining $16 million of debentures were redeemed for cash. As of March 23, 2012, we have $175 million of the 2004 Debentures outstanding. The outstanding 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host Inc.’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the 2004 Debentures have been called for redemption. The exchange rate as of March 23, 2012 was 66.4091 shares for each $1,000 of principal amount of the 2004 Debentures, (which is equivalent to an exchange price of $15.06 per share). Upon issuance of such shares by Host Inc., we will issue to Host Inc. an equivalent number of common OP Units. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends. We can redeem for cash all or part of the 2004 Debentures at any time upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the 2004 Debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their 2004 Debentures for stock rather than receive the cash redemption price. The 2004 Debentures are not currently exchangeable.

The following chart details our outstanding Debentures as of May 1, 2012:

	Maturity date	Next put option date	Redemption date	Outstanding principal amount	Current exchange rate for each $1,000 of principal	Current equivalent exchange price	Exchangeable share equivalents
				(in millions)	(in shares)		(in shares)
2009 Debentures	10/15/2029	10/15/2015	10/20/2015	$400	71.9264	$13.90	28.8 million
2007 Debentures	4/15/2027	4/15/2017	4/20/2012	2	32.0239	31.23	0.1 million
2004 Debentures	4/15/2024	4/15/2014	4/19/2009	175	66.4091	15.06	11.6 million

Principal amount outstanding at May 1, 2012				$577

Mortgage and Other Debt

As of March 23, 2012, we had 14 assets that were encumbered by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of March 23, 2012, secured debt represented approximately 16% of our total debt and our aggregate secured debt had an average interest rate of 5.1% and an average maturity of 2.3 years.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests

For the entities that we consolidate in our financial statements that have third party minority partnership interests, the proportion of mortgage debt that is attributable to the minority owners, based on their percentage of ownership of the partnerships, was approximately $67 million as of March 23, 2012. Additionally, we have minority interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The proportion of the mortgage and other debt of these partnerships attributable to us, based on our percentage of ownership of the partnerships, was $335 million at March 23, 2012. This debt balance is attributable to our approximately one-third ownership interest in the European joint venture. The mortgage debt related to our European joint venture hotels contains operating covenants that could result in the joint venture being required to escrow cash from operations or make principal repayments without penalty. The debt of all our unconsolidated partnerships is non-recourse to us.

DESCRIPTION OF SERIES Z SENIOR NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” For purposes of this section, references to “we,” “our,” or “us” refer only to Host Hotels & Resorts, L.P. and its successors in accordance with the terms of the Indenture (as defined below) and not to our subsidiaries.

We will issue the Series Z senior notes pursuant to an indenture dated as of August 5, 1998 by and among Host Hotels & Resorts, L.P. and The Bank of New York Mellon, as trustee, as amended or supplemented from time to time (the “Indenture”). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture and the registration rights agreement dated as of November 18, 2011 (the “Registration Rights Agreement”), by and among the Company and the initial purchasers of the Series Y senior notes. This description of the Series Z senior notes does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Series Z senior notes.

You may obtain copies of the Indenture and the Registration Rights Agreement from Host Hotels & Resorts, L.P. upon request. You can find out how to obtain these documents by looking at the section of this prospectus titled “Where You Can Find More Information.”

Brief Description of the Notes

The Notes

The Series Z senior notes:

•	will be our unsubordinated, general obligations;

•

will not initially be guaranteed by any of our direct or indirect subsidiaries or be secured by pledges of equity interests in our subsidiaries. Our Credit Facility requires such guarantees and pledges of certain U.S. and Canadian subsidiaries only in the event that Host L.P.’s leverage ratio later exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges would ratably benefit our Credit Facility as well as the notes outstanding under Host L.P.’s senior notes indenture and certain hedging and bank product arrangements with lenders that are parties to the Credit Facility. If at any time our leverage ratio falls below 6.0x for two consecutive fiscal quarters or Host L.P. has an investment grade long-term unsecured debt rating, such guarantees and pledges may be released without the consent of the holders of the Series Z senior notes;

•

will be pari passu in right of payment with all of our other outstanding or future unsubordinated Indebtedness, including the Existing Senior Notes and our obligations under the Credit Facility (see “Description of Our Other Indebtedness”); and

•	will be senior in right of payment to all of our current and future subordinated Indebtedness.

For a full description of the security and ranking of the Series Z senior notes, see “Security” and “Ranking”.

However, the Series Z senior notes effectively will be subordinated to all Secured Indebtedness to the extent of the value of the collateral securing such Indebtedness. In addition, the Series Z senior notes will be junior in right of payment to all indebtedness and liabilities of our subsidiaries.

Principal, Maturity and Interest

We will initially issue $300 million aggregate principal amount of Series Z senior notes. The Indenture will provide, in addition to the $300 million aggregate principal amount of Series Z senior notes being issued on the Series Issue Date, that we may also issue additional Series Z senior notes having identical terms and conditions to the Series Z senior notes offered hereby from time to time after this offering (the “Additional Notes”). Any issuance of Additional Notes is subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.” The aggregate principal amount of Series Z senior notes and Additional Notes will be unlimited in aggregate principal amount outstanding. Any such Additional Notes would be issued on the same terms as the Series Z senior notes and would constitute part of the same series of securities as the Series Z senior notes and would vote together as one series on all matters with respect to the Series Z senior notes (although they may have a different CUSIP number). All references to Series Z senior notes herein include the Additional Notes, except as stated otherwise.

The Series Z senior notes will mature on October 1, 2021. Interest on the Series Z senior notes will accrue at the rate of 6% per annum and will be payable every six months in arrears on April 1 and October 1, commencing on October 1, 2012. We will make each interest payment to the holders of record of the Series Z senior notes on the immediately preceding March 15 and September 15.

Interest on any series of senior notes issued under the Indenture is or will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Series Z senior notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on, the Series Z senior notes will be payable at the office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

Except as provided below, at our option payment of interest may be made by check mailed to the holders of any Series Z senior notes at the addresses set forth upon our registry books; provided, however, holders of certificated Series Z senior notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the trustee, will remain in effect until revoked by such holder. No service charge will be made for any registration of transfer or exchange of Series Z senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until we designate otherwise our office or agency will be the corporate trust office of the trustee presently located at 101 Barclay Street, New York, New York 10286.

Future Guarantees

The Series Z senior notes will not initially be guaranteed by any of our direct or indirect subsidiaries. Each of our future Restricted Subsidiaries that subsequently guarantees any of our Indebtedness (the “Guaranteed Indebtedness”) (each a “Future Subsidiary Guarantor”) will be required to guarantee the Series Z senior notes offered hereby and any other series of senior notes guaranteed under the Indenture. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the future Subsidiary Guarantee or (B) subordinated in right of payment to the senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the future Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the senior notes.

In the event that certain of our subsidiaries are required to guarantee the Credit Facility, the Series Z senior notes and all other series of senior notes issued under the Indenture will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by the Future Subsidiary Guarantors that provide the guarantees under the Credit Facility. The Credit Facility requires such guarantees only in the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. Even when triggered, the guarantees would only be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of our subsidiaries would not provide such guarantees. Further, if at any time our leverage ratio falls below 6.0x for two consecutive fiscal quarters or Host L.P. has an investment grade long-term unsecured debt rating, such guarantees may be released without the consent of the holders of the Series Z senior notes.

If at any time the guarantees are in place, we default in the payment of the principal of, or premium, if any, or interest on, a guaranteed series of senior notes issued under the Indenture when and as the same shall become due, whether upon maturity, acceleration, call for redemption, Change of Control Triggering Event, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, the Future Subsidiary Guarantors shall be required promptly to make such payment in full. The obligations of the Future Subsidiary Guarantors will be limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

In the event that certain of our subsidiaries are required to guarantee our Credit Facility, each guarantee of the Series Z senior notes by such Future Subsidiary Guarantors:

•	will be an unsubordinated general obligation of the Future Subsidiary Guarantors;

•	will be pari passu in right of payment with all current and future unsubordinated Indebtedness of the Future Subsidiary Guarantors, including the guarantees relating to the Existing Senior Notes; and

•	will be senior to all current and future subordinated Indebtedness of the Future Subsidiary Guarantors.

Subject to compliance with the preceding paragraph, the Indenture also provides that any guarantee by a Future Subsidiary Guarantor shall be automatically and unconditionally released without the consent of holders of senior notes upon (1) the sale or other disposition of Capital Stock of the Future Subsidiary Guarantor, if, as a result of such sale or disposition, such Future Subsidiary Guarantor ceases to be our Subsidiary, (2) the consolidation or merger of any such Future Subsidiary Guarantor with any Person other than us or any of our Subsidiaries, if, as a result of such consolidation or merger, such Future Subsidiary Guarantor ceases to be our Subsidiary, (3) a Legal Defeasance or Covenant Defeasance, or (4) the unconditional and complete release of such Future Subsidiary Guarantor from its guarantee of all Guaranteed Indebtedness, such as when the guarantees are no longer required under the terms of the Credit Facility.

Security

The Series Z senior notes will not initially be secured by pledges of equity interests in any of our subsidiaries. In the event that we are required to pledge equity interest of any of our subsidiaries under the Credit Facility, our obligation to pay the principal of, premium, if any, and interest on the Series Z senior notes will be secured by a pledge of the Capital Stock of certain of our direct and indirect subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the Existing Senior Notes and certain other of our Indebtedness ranking pari passu in right of payment with the Series Z senior notes, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future. The Credit Facility requires the pledge of equity interests when Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. The Indenture also provides that, unless otherwise provided in a supplemental indenture with respect to a series of senior notes, the Capital Stock of each Restricted Subsidiary that is subsequently pledged to secure the Credit Facility also will be pledged to secure each such series of senior notes on an equal and ratable basis with respect to the Liens securing the Credit Facility and any other pari passu Indebtedness secured by such Capital Stock, provided, however, that any shares of the Capital Stock of any Restricted Subsidiary will not be, and will not be required to be, pledged to secure any such series of senior notes if the pledge of or grant of a security interest in such shares is prohibited by law or agreement. Bank of America, N.A. (the administrative agent under the Credit Facility) will serve as the collateral agent with respect to such stock pledge. Any proceeds realized on a sale or disposition of collateral would be applied first to expenses of, and other obligations owed to, the collateral agent, second, pro rata to outstanding principal and interest of the secured Indebtedness, and third, pro rata to other secured obligations. If triggered under the Credit Facility, the pledges of equity interests in our subsidiaries would only be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of the equity interests in our subsidiaries would not be pledged.

Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing all of our senior notes shall be automatically released; provided that should the obligations of the Operating Partnership under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, the Operating Partnership must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the Series Z senior notes.

Ranking

The Series Z senior notes offered hereby will be our unsubordinated, general obligations, ranking, pari passu in right of payment with any of our other outstanding or future unsubordinated Indebtedness, including, without limitation, the Existing Senior Notes and our obligations under the Credit Facility, subject to the ability to incur additional Secured Indebtedness discussed below. The Series Z senior notes offered hereby will be senior to all of our current and future subordinated obligations, of which we currently have none.

Upon issuance, the Series Z senior notes will not be guaranteed by any of our Subsidiaries. As a result, the Series Z senior notes will be junior in right of payment to all Indebtedness and other liabilities of our Subsidiaries. In the future, if and when the Subsidiary Guarantees are required under the Credit Facility or as a result of Subsidiary Guarantees of other Indebtedness, each of the future Subsidiary Guarantees of the Existing Senior Notes and any other series of guaranteed senior notes, including the Series Z senior notes offered hereby, will rank pari passu in right of payment with all current and future unsubordinated Indebtedness, and senior in right of payment to all current and future subordinated Indebtedness, of the Future Subsidiary Guarantors, subject to the ability to incur additional Secured Indebtedness discussed below. Holders of the Series Z senior notes will be direct creditors of the Future Subsidiary Guarantors by virtue of such Guarantees of the Series Z senior notes.

Under the terms of the Series Z senior notes offered hereby, the Series Y senior notes and certain of our Existing Senior Notes, we and the Future Subsidiary Guarantors, if any, are permitted to incur up to $400 million of Secured Indebtedness ($300 million in the case of certain series of our Existing Senior Notes), even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our Credit Facility. Because this Secured Indebtedness will be secured by assets that do not also secure the Series Z senior notes, or the related future Subsidiary Guarantees thereof, if any; the Series Z senior notes and the related future Subsidiary Guarantees thereof effectively will be subordinated to up to $400 million of borrowings under our Credit Facility that are repaid with the proceeds of such Secured Indebtedness, to the extent of the value of the assets securing such Secured Indebtedness. In addition, when we are below such coverage ratio we may also incur up to $150 million ($100 million in the case of certain series of our Existing Senior Notes) of Indebtedness (which may be Secured Indebtedness). See “Description of Our Other Indebtedness.”

In addition, the Series Z senior notes will be junior in right of payment to all Indebtedness and other liabilities of our Subsidiaries that do not guarantee the Series Z senior notes.

Optional Redemption

At any time, upon not less than 30 nor more than 60 days’ notice, we may redeem the Series Z senior notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). Any notice to the holders of Series Z senior notes of such a redemption need not set forth the redemption price of such Series Z senior notes but need only set forth the calculation thereof as described in the immediately preceding sentence. The redemption price, calculated as aforesaid, should be set forth in an Officer’s Certificate delivered to the trustee no later than one Business Day prior to the redemption date.

Notwithstanding the foregoing, if we redeem the Series Z senior notes within the period beginning 90 days prior to their maturity date, we may redeem the Series Z senior notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Series Z senior notes to be redeemed, plus accrued and unpaid interest to the applicable date of redemption.

We are not prohibited from acquiring the notes offered hereby by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

No sinking fund is provided for the Series Z senior notes.

Notice and Selection

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Series Z senior notes to be redeemed at its registered address.

Series Z senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Series Z senior notes called for redemption.

In the case of a partial redemption of the Series Z senior notes, selection of the Series Z senior notes or portions thereof for redemption shall be made by the trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements.

Certain Definitions

Set forth below are certain defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness or Disqualified Stock of a Person:

(1)	existing at the time such Person becomes a Restricted Subsidiary of the Company; or

(2)	assumed in connection with an Asset Acquisition and not incurred in connection with or in contemplation or anticipation of such event;

provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the Total Assets for such Person and its Restricted Subsidiaries as of any Transaction Date, as adjusted to reflect the application of the proceeds of the Incurrence of Indebtedness and issuance of Disqualified Stock on the Transaction Date.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that:

(1)	a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control;

(2)	the right to designate a member of the Board of a Person or a Parent of that Person will not, by itself, be deemed to constitute control; and

(3)	Marriott International and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Parent or Restricted Subsidiaries.

“Asset Acquisition” means:

(1)	an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged or consolidated into or with the Company or any of its Restricted Subsidiaries; or

(2)	an acquisition by the Company or any of its Restricted Subsidiaries from any other Person that constitutes all or substantially all of a division or line of business, or one or more real estate properties, of such Person.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary (including by issuance of such Capital Stock);

(2)	all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3)	any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person which is not a Restricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the covenant of the Indenture entitled “Consolidation, Merger and Sale of Assets”;

provided that “Asset Sale” shall not include:

(a)	sales or other dispositions of inventory, receivables and other current assets;

(b)	sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions;

(c)	leases of real estate assets;

(d)	Permitted Investments (other than Investments in Cash Equivalents) or Restricted Investments made in accordance with the “Limitation on Restricted Payments” covenant;

(e)	any transaction comprising part of the REIT Conversion; and

(f)	any transactions that, pursuant to the “Limitation of Asset Sales” covenant, are defined not to be an Asset Sale.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1)	the sum of the products of:

(a)	the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security; and

(b)	the amount of such principal (or redemption) payment;

by:

(2)	the sum of all such principal (or redemption) payments.

“Blackstone Acquisition” means the acquisition by the Operating Partnership from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, of certain hotel properties, mortgage loans and other assets together with the assumption of related Indebtedness.

“Board” means:

(1)	with respect to any corporation, the board of directors of such corporation or any committee of the board of directors of such corporation authorized, with respect to any particular matter, to exercise the power of the board of directors of such corporation;

(2)	with respect to any partnership, any partner (including, without limitation, in the case of any partner that is a corporation, the board of directors of such corporation or any authorized committee thereof) with the authority to cause the partnership to act with respect to the matter at issue;

(3)	in the case of a trust, any trustee or board of trustees with the authority to cause the trust to act with respect to the matter at issue;

(4)	in the case of a limited liability company (an “LLC” ), the managing member, management committee or other Person or group with the authority to cause the LLC to act with respect to the matter at issue; and

(5)	with respect to any other entity, the Person or group exercising functions similar to a board of directors of a corporation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Company for which no consideration is given, or if given, consists only of the issuance of Qualified Capital Stock (or, if other consideration is given, only the value of the contribution in excess of such other consideration).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalent” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America are pledged in support thereof);

(2)	time deposits, bankers acceptances and certificates of deposit and commercial paper issued by the Parent of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(3)	marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision or public instrumentality thereof bearing (at the time of investment therein) one of the two highest ratings obtainable from either S&P or Moody’s; and

(4)	liquid investments in money market funds substantially all of the assets of which are securities of the type described in clauses (1) through (3) inclusive;

provided that the securities described in clauses (1) through (3) inclusive have a maturity of one year or less after the date of acquisition.

“Change of Control” means:

(1)	any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or HMC (for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee;

(2)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company (or Host or HMC for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable;

(3)	during any period of 12 consecutive months after the Issue Date (for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or HMC (together with any new Persons (i) whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved, and (ii) who are members of the Board (A) who were nominated by a shareholder or group of shareholders of Host or HMC for election to such Board, and (B) whose nomination as a member of such Board was included in the definitive proxy statement of Host or HMC, as applicable, pursuant to (I) Rule 14a-11 under the Securities Exchange Act of 1934, as amended, or any successor rule or similar requirement, or (II) a requirement in the bylaws of Host or HMC, to include in its proxy solicitation materials, a Person nominated for election to the Board by a shareholder or group of shareholders), cease for any reason to constitute a majority of the Board of Host or HMC, as applicable, then in office; or

(4)	HMC ceases to be a general partner of the Operating Partnership or ceases to control the Company;

provided, however, that neither:

(x)	the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host’s or HMC’s other Subsidiaries; nor

(y)	the REIT Conversion (or any element thereof);

shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means August 5, 1998.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Company” means Host Hotels & Resorts, L.P., and its successors and assigns (and, from the Issue Date to the consummation of the Merger, HMH Properties, Inc., and its successors and assigns).

“Consolidated” or “consolidated” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Non-Consolidated Restricted Entities) of such Person with those of such Person; provided that:

(1)	“consolidation” will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person; and

(2)	“consolidation” will include consolidation of the accounts of any Non-Consolidated Restricted Entities, whether or not such consolidation would be required or permitted under GAAP;

(it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

The terms “consolidated” and “consolidating” have correlative meanings to the foregoing.

“Consolidated Coverage Ratio” of any Person on any Transaction Date means the ratio, on a pro forma basis, of:

(1)	the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period, to:

(2)	the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person’s Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period;

provided that for purposes of such calculation:

(a)	acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income-producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

(b)	transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

(c)	the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period;

(d)	the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used; and

(e)	whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings related thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting officer of the Company.

“Consolidated EBITDA” means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication:

(1)	the sum of:

(a)	Consolidated Interest Expense;

(b)	provisions for taxes based on income (to the extent of such Person’s proportionate interest therein);

(c)	depreciation and amortization expense (to the extent of such Person’s proportionate interest therein);

(d)	any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person’s proportionate interest therein);

(e)	any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person’s proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that:

1.	such dividends or distributions are not included in the Consolidated Net Income of such Person for such period, and

2.	the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (e), do not exceed the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined;

(f)	any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (2) of this definition; and

(g)	any nonrecurring expenses incurred in connection with the REIT Conversion,

minus:

(2)	the sum of:

(a)	all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) for such period; and

(b)	any cash expenditures of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period to the extent such cash expenditures (i) did not reduce the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person for such period and (ii) were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) when reserved or accrued;

all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“Consolidated Interest Expense” of any Person means, for any period, the aggregate amount (without duplication and determined in each case on a consolidated basis) of:

(1)	interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, as determined (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding the amortization of fees or expenses incurred in order to consummate the sale of the notes issued under the Indenture or to establish the Credit Facility), of such Person and its Consolidated Subsidiaries during such period, including:

(a)	original issue discount and noncash interest payments or accruals on any Indebtedness;

(b)	the interest portion of all deferred payment obligations; and

(c)	all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period; and

(2)	dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Restricted Subsidiaries of such Person to such Person or, to the extent of such Person’s proportionate interest therein, such Person’s Restricted Subsidiaries);

provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (1) or (2)) of a Consolidated Subsidiary that is not Wholly Owned shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary.

For purposes of this definition:

(x)	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

(y)	interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that:

(1)	net income (or loss) of any other Person which is not a Restricted Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of such Person;

(2)	the net income (or loss) of any other Person acquired by such specified Person or a Restricted Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(3)	all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) shall be excluded; and

(4)	the net income, if positive, of any of such Person’s Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Subsidiary Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (2), (3) and (4), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication.

“Consolidated Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (including each Non-Consolidated Restricted Entity).

“Conversion Date” means December 29, 1998.

“Credit Facility” means the credit facility established pursuant to the Credit Agreement, dated as of November 22, 2011 among the Company, the other subsidiary borrowers named therein, Bank of America, N.A., as Administrative Agent, and other agents and lenders party thereto, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors) but excluding Indebtedness incurred under clause (l) of paragraph (4) of the covenant entitled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means except as set forth below, with respect to any Person, Capital Stock of that Person that by its terms or otherwise is:

(1)	required to be redeemed on or prior to the Stated Maturity of the notes for cash or property other than Qualified Capital Stock;

(2)	redeemable for cash or property other than Qualified Capital Stock at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3)	convertible into or exchangeable mandatorily or at the option of the holder for Capital Stock referred to in clause (1) or (2) above or Indebtedness of the Company or a Restricted Subsidiary having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below.

With respect to Capital Stock of a Restricted Subsidiary, only the amount thereof issued to Persons (other than the Company or any of its Restricted Subsidiaries) in excess of such Persons’ Pro Rata Share of such Capital Stock shall be deemed to be Disqualified Stock for purposes of determining the amount of Disqualified Stock of the Company and its Restricted Subsidiaries.

Notwithstanding anything to the contrary contained in this definition:

(a)	the QUIPS are not Disqualified Stock;

(b)	any Capital Stock issued by the Operating Partnership to HMC shall not be deemed to be Disqualified Stock solely by reason of a right by HMC to require the Company to make a payment to it sufficient to enable HMC to satisfy its concurrent obligation with respect to Capital Stock of HMC, provided such Capital Stock of HMC would not constitute Disqualified Stock; and

(c)	no Capital Stock shall be deemed to be Disqualified Stock as the result of the right of the holder thereof to request redemption thereof if the issuer of such Capital Stock (or the Parent of such issuer) has the right to satisfy such redemption obligations by the issuance of Qualified Capital Stock to such holder.

“E&P Distribution” means:

(1)	one or more distributions to the shareholders of Host and/or HMC of:

(a)	shares of SLC; and

(b)	cash, securities or other property, with a cumulative aggregate value equal to the amount estimated in good faith by Host or HMC from time to time as being necessary to assure that Host and HMC have distributed the accumulated earnings and profits (as referenced in Section 857(a)(2)(B) of the Code) of Host as of the last day of the first taxable year for which HMC’s election to be taxed as a REIT is effective; and

(2)	the distributions from the Operating Partnership to:

(a)	HMC necessary to enable HMC to make the distributions described in clause (1); and

(b)	holders of Units (other than HMC) required as a result of or a condition to such distributions made pursuant to clause (2)(a).

“Equity Offering” means any public or private sale of (i) Qualified Capital Stock by the Company or (ii) Capital Stock by HMC where the Net Cash Proceeds of such sale are contributed to the Company as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on Form S-8.

“Excluded Person” means, in the case of the Company, Host, HMC or any Wholly Owned Subsidiary of Host or HMC.

“Exempted Affiliate Transaction” means each of the following:

(1)	employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company;

(2)	payments of reasonable fees and expenses to the members of the Board;

(3)	transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company;

(4)	Permitted Tax Payments;

(5)	Permitted Sharing Arrangements;

(6)	Procurement Contracts;

(7)	Operating Agreements;

(8)	Restricted Payments permitted under the “Limitation on Restricted Payments” covenant;

(9)	any and all elements of the REIT Conversion; and

(10)	any Affiliate Transaction involving aggregate consideration of less than $1.0 million in any 12 month period.

“Existing Senior Notes” means amounts outstanding from time to time of:

(1)	the 6 3/8% Senior Notes due 2015;

(2)	the 6 3/4% Senior Notes due 2016;

(3)	the 6 7/8% Senior Notes due 2014;

(4)	the 9% Senior Notes due 2017;

(5)	the 6% Senior Notes due 2020;

(6)	the 5 7/8% Senior Notes due 2019;

(7)	the 3 1/4% Exchangeable Senior Debentures due 2024;

(8)	the 2 5/8% Exchangeable Senior Debentures due 2027; and

(9)	the 2 1/2% Exchangeable Senior Debentures due 2029.

in each case not in excess of amounts outstanding immediately following the Series Issue Date of the Series Z senior notes, less amounts retired from time to time.

“Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined:

(1)	in good faith by the Board of the Company or the applicable Subsidiary involved in such transaction; or

(2)	by an appraisal or valuation firm of national or regional standing selected by the Company or such Subsidiary, with experience in the appraisal or valuation of properties or assets of the type for which fair market value is being determined.

“Fifty Percent Venture” means a Person:

(1)	in which the Company owns (directly or indirectly) at least 50% of the aggregate economic interests;

(2)	in which the Company or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means; and

(3)	which is not consolidated for financial reporting purposes with the Company under GAAP.

“FF&E” means furniture, fixtures and equipment, and other tangible personal property other than real property.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“Funds From Operations” for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period excluding gains or losses from debt restructurings and sales of property, plus depreciation of real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets, after adjustments for unconsolidated partnerships and joint ventures plus minority interests, if applicable (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date (August 5, 1998), including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America. See “—U.S. GAAP for Covenant Calculations” for a discussion of the implications for using 1998 GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“HMH Properties” means HMH Properties, Inc., a Delaware corporation, which was merged into the Operating Partnership on December 16, 1998.

“Host” means, Host Marriott Corporation, a Delaware corporation and the indirect Parent of the Company on the Issue Date, and its successors and assigns.

“HMC” means Host Hotels & Resorts, Inc., a Maryland corporation and the successor by merger to Host, which is the sole general partner of the Operating Partnership following the REIT Conversion, and its successors and assigns.

“HMC Merger” means the merger of Host with and into HMC, with HMC surviving the merger, which merger occurred on December 29, 1998.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to (including as a result of an acquisition), or become responsible for, the payment of, contingently or otherwise, such Indebtedness (including Acquired Indebtedness); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication:

(1)	all liabilities and obligations, contingent or otherwise, of such Person:

(a)	in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b)	evidenced by bonds, notes, debentures or similar instruments;

(c)	representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(d)	evidenced by bankers’ acceptances;

(e)	for the payment of money relating to a Capitalized Lease Obligation; or

(f)	evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(2)	all net obligations of such Person under Interest Swap and Hedging Obligations; and

(3)	all liabilities and obligations of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary to be an Unrestricted Subsidiary or a Non-Consolidated Entity.

For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:

(1)	“Investment” shall include the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary or Non-Consolidated Entity;

(2)	the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary or Non-Consolidated Entity at the time that such Unrestricted Subsidiary; or Non-Consolidated Entity is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3)	any property transferred to or from an Unrestricted Subsidiary or Non-Consolidated Entity shall be valued at its fair market value at the time of such transfer.

“Investment Grade” means a rating of the notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e., currently BBB–(or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided in each case such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Issue Date” means August 5, 1998.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereinafter acquired.

“Limited Partner Note” means an unsecured note of the Operating Partnership which a limited partner of a Public Partnership elected to receive at the time of the Partnership Mergers instead of or in exchange for Units.

“Make-Whole Premium” means, with respect to any note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date), discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over (b) the principal amount of the note being redeemed.

“Marriott International” means Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Merger” means the merger of HMH Properties with and into the Operating Partnership, with the Operating Partnership as the surviving entity, which merger occurred on December 16, 1998.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1)	with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(a)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b)	provisions for all Taxes (including Taxes of HMC) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole;

(c)	payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold; or (II) is required to be paid as a result of such sale;

(d)	amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(e)	any Permitted REIT Distributions related to such Asset Sale;

(provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person); and

(2)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person).

“Net Investments” means, with respect to any referenced category or group of Investments:

(1)	the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) on or subsequent to the Issue Date;

minus:

(2)	the aggregate amount of any dividends, distributions, sales proceeds or other amounts received by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) in respect of such Investments on or subsequent to the Issue Date;

and, in the event that any such Investments are made, or amounts are received, in property other than cash, such amounts shall be the fair market value of such property.

“Non-Conforming Assets” means various assets (principally comprising partnership or other interests in hotels which are not leased, certain international hotels in which Host or its Subsidiaries own interests, and certain FF&E relating to hotels owned by the Operating Partnership and its Subsidiaries) which assets, if owned by the Operating Partnership, could jeopardize HMC’s status as a REIT.

“Non-Consolidated Entity” means a Non-Controlled Entity or a Fifty Percent Venture which is neither a Non-Consolidated Restricted Entity nor an Unrestricted Subsidiary.

“Non-Consolidated Restricted Entity” means a Non-Controlled Entity or a Fifty Percent Venture which has been designated by the Company (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Non-Controlled Entity or a Fifty Percent Venture as a Non-Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Non-Consolidated Entity.

“Non-Controlled Entity” means a taxable corporation in which the Operating Partnership owns (directly or indirectly) 90% or more of the economic interest but no more than 9.9% of the Voting Stock and whose assets consist primarily of Non-Conforming Assets.

“Offering” means the offering of the notes for sale by the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company or Subsidiary Guarantor, as applicable, by an officer of the Company or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Guarantor or Subsidiary Guarantor, as applicable.

“Old Notes” means the approximately $35 million aggregate principal amount of four series of Indebtedness of Host outstanding on the Issue Date.

“Operating Agreements” means the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the Company determines in good faith that such arrangements are fair to the Company and to such Restricted Subsidiary.

“Operating Partnership” means Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Parent” of any Person means a corporation which at the date of determination owns, directly or indirectly, a majority of the Voting Stock of such Person or of a Parent of such Person.

“Partnership Mergers” means the merger of one of more Subsidiaries of the Operating Partnership into one or more of the Public Partnerships.

“Paying Agent” means, until otherwise designated, the Trustee.

“Permitted Investment” means any of the following:

(1)	an Investment in Cash Equivalents;

(2)	Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an “Acquired Person”) if, as a result of such Investments:

(a)	the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company; or

(b)	the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(3)	an Investment in a Person, provided that:

(a)	such Person is principally engaged in a Related Business;

(b)	the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person’s governing board or otherwise; and

(c)	any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause subsequent to the Issue Date would exceed 10% of Total Assets;

(4)	Permitted Sharing Arrangement Payments;

(5)	securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including the covenant “Limitation on Asset Sales” (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (2) of the first paragraph of the “Limitation on Asset Sales” covenant);

(6)	Investments in the Company or in Restricted Subsidiaries of the Company;

(7)	Permitted Mortgage Investments;

(8)	any Investments constituting part of the REIT Conversion; and

(9)	any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company’s proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (3) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company’s proportionate ownership interest therein).

“Permitted Lien” means any of the following:

(1)	Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(2)	statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that:

(a)	the underlying obligations are not overdue for a period of more than 30 days; and

(b)	such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(3)	Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(4)	easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(5)	Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(6)	pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; and

(7)	Liens securing on an equal and ratable basis the notes and any other Indebtedness.

“Permitted Mortgage Investment” means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the Company or its Restricted Subsidiaries) owning such real estate assets provided that:

(1)	the Company is able to consolidate the operations of the real estate assets in its GAAP financial statements;

(2)	such real estate assets are owned by a partnership, LLC or other entity which is controlled by the Company or a Restricted Subsidiary as a general partner, managing member or through similar means; or

(3)	the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (1) and (2) above), determined at the time each such Investment was made, does not exceed 10% of Total Assets after giving effect to such Investment.

“Permitted REIT Distributions” means, so long as HMC believes in good faith after reasonable diligence that HMC qualifies as REIT under the Code, a declaration or payment of any dividend or the making of any distribution:

(1)	to HMC equal to the greater of:

(A)	the amount estimated by HMC in good faith after reasonable diligence to be necessary to permit HMC to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of HMC within the meaning of Code Section 857(b)(2), determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or

(B)	the amount that is estimated by HMC in good faith after reasonable diligence to be necessary either to maintain HMC’s status as a REIT under the Code for any calendar year or to enable HMC to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by HMC to its shareholders, with such distributions to be made as and when determined by HMC, whether during or after the end of the relevant calendar year;

in either the case of (A) or (B) if:

(a)	the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company; and

(b)	no Default or Event of Default shall have occurred and be continuing; and

(2)	to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to HMC.

“Permitted REIT Payments” means, without duplication, payments to HMC and its Subsidiaries that hold only Qualified Assets in an amount necessary and sufficient to permit HMC and such Subsidiaries to pay all of their operating expenses and other general corporate expenses and liabilities (including any reasonable professional fees and expenses).

“Permitted Sharing Arrangements” means any contracts, agreements or other arrangements between the Company and/or one or more of its Subsidiaries and a Parent of the Company and/or one or more Subsidiaries of such Parent, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the Company, the Subsidiary Guarantors, or their

Restricted Subsidiaries in the best interests of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries and (ii) the liabilities of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

“Permitted Sharing Arrangements Payment” means payments under Permitted Sharing Arrangements.

“Permitted Tax Payments” means payment of any liability of the Company, Host, HMC or any of their respective Subsidiaries for Taxes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Private Partnership” means a partnership (other than a Public Partnership) or limited liability company that owns one or more full service hotels and that, prior to the REIT Conversion, was partially but not Wholly Owned by Host or one of its Subsidiaries.

“Private Partnership Acquisition” means the acquisition by the Operating Partnership or a Restricted Subsidiary thereof from unaffiliated partners of certain Private Partnerships of partnership interests in such Private Partnerships in exchange for Units or the assets of such Private Partnerships by merger or conveyance in exchange for Units.

“Procurement Contracts” means contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

“Pro Rata Share” means “PRS” where:

PRS equals CR divided by TC multiplied by OPTC

where:

CR equals the redemption value of such Capital Stock in the issuing Restricted Subsidiary held in the aggregate by the Company and its Restricted Subsidiaries,

TC equals the total contribution to the equity of the issuing Restricted Subsidiary made by the Company and its Restricted Subsidiaries, and

OPTC equals the total contribution to the equity of the issuing Restricted Subsidiary made by other Persons.

“Public Partnerships” mean, collectively:

(1)	Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership (with which HMC Atlanta Merger Limited Partnership was merged);

(2)	Desert Springs Marriott Limited Partnership, a Delaware limited partnership (with which HMC Desert Merger Limited Partnership was merged);

(3)	Hanover Marriott Limited Partnership, a Delaware limited partnership (with which HMC Hanover Merger Limited Partnership was merged);

(4)	Marriott Diversified American Hotels, L.P., a Delaware limited partnership (with which HMC Diversified Merger Limited Partnership was merged);

(5)	Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (with which HMC Properties I Merger Limited Partnership was merged);

(6)	Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership (with which HMC Properties II Merger Limited Partnership was merged);

(7)	Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership (with which HMC Chicago Merger Limited Partnership was merged);

(8)	Potomac Hotel Limited Partnership, a Delaware limited partnership (with which HMC Potomac Merger Limited Partnership was merged); and

(9)	Marriott Suites Limited Partnership, a Delaware limited partnership (with which MS Merger Limited Partnership was merged);

or, as the context may require, any such entity together with its Subsidiaries, or any of such Subsidiaries.

“Qualified Assets” means:

(1)	Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of Host, HMC and each other Parent of the Company substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company; and

(2)	other assets related to corporate operations of Host, HMC and each other Parent of the Company which are de minimus in relation to those of Host, HMC and each other Parent of the Company and their Restricted Subsidiaries, taken as a whole.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of “Disqualified Stock,” also includes any Capital Stock of a Restricted Subsidiary, HMC or any Parent of the Company that is not Disqualified Stock.

“Qualified Exchange” means:

(1)	any legal defeasance, redemption, retirement, repurchase or other acquisition of then outstanding Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock; or

(2)	any exchange of Qualified Capital Stock for any then outstanding Capital Stock or Indebtedness issued on or after the Issue Date.

“QUIPS” means the 6 3/4% Convertible Preferred Securities issued by Host Marriott Financial Trust, a statutory business trust.

“QUIPs Debt” means the $567 million aggregate principal amount of 6 3/4% convertible subordinated debentures due 2026 of Host, held by Host Marriott Financial Trust, a statutory business trust.

“Rating Agencies” means (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of all of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means currently:

(1)	with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	the equivalent of any such category of S&P or Moody’s used in another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (currently + and - for S&P, 1, 2 and 3 for Moody’s or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of:

(1)	a Change of Control; and

(2)	the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the occurrence, on or within 90 days after the earliest to occur of:

(1)	a Change of Control; and

(2)	the date of the first public notice of the occurrence of a Change of Control or of the intention by any Person to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), of:

(a)	in the event the notes are rated by either Moody’s or S&P on the Rating Date as Investment Grade, a decrease in the rating, of the notes by either of such Rating Agencies to a rating that is below Investment Grade; or

(b)	in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations with Rating Categories as well as between Rating Categories).

“Real Estate Assets” means real property and all FF&E associated or used in connection therewith.

“Reference Period” with regard to any Person means the four full fiscal quarters (for which internal financial statements are available) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the securities or the Indenture.

“Refinancing Indebtedness” means Indebtedness or Disqualified Stock:

(1)	issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or

(2)	constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness or Disqualified Stock in a principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, not to exceed:

(a)	the principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced; plus

(b)	all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall:

(x)	not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing; and

(y)	be subordinated in right of payment to the rights of holders of the notes if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

“REIT Conversion” means the various transactions which were carried out in connection with Host’s conversion to a REIT, as generally described in the S-4 Registration Statement, including without limitation:

(1)	the contribution to the Operating Partnership and its Subsidiaries of substantially all of the assets (excluding the assets of SLC) held by Host and its other Subsidiaries;

(2)	the assumption by the Operating Partnership and/or its Subsidiaries of substantially all of the liabilities of Host and its other Subsidiaries (including, without limitation, the QUIPs Debt and the Old Notes);

(3)	the Partnership Mergers;

(4)	the Private Partnership Acquisitions;

(5)	the issuance of Limited Partner Notes in connection with the foregoing;

(6)	the Blackstone Acquisition;

(7)	the contribution, prior to or substantially concurrent with the Conversion Date, to Non-Controlled Entities of Non-Conforming Assets;

(8)	the leases to SLC or Subsidiaries of SLC of the hotels owned by the Operating Partnership and its Subsidiaries;

(9)	the HMC Merger;

(10)	the E&P Distribution; and

(11)	such other related transactions and steps, occurring prior to or substantially concurrent with or within a reasonable time after the Conversion Date as may be reasonably necessary to complete the above transactions or otherwise to permit HMC to elect to be treated as a REIT for Federal income tax purposes.

“Related Business” means the businesses conducted (or proposed to be conducted) by the Company and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of the Company are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person (but without duplication):

(1)	the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(2)	any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(3)

other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness;

(4)	any Restricted Investment by such Person; and

(5)	the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members;

provided, however, that the term “Restricted Payment” does not include:

(a)	any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock;

(b)	any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries;

(c)	Permitted Tax Payments;

(d)	the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made;

(e)	the retirement of Units upon conversion of such Units to Capital Stock of HMC;

(f)	any transactions comprising part of the REIT Conversion;

(g)	any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations;

(h)	Permitted REIT Payments;

(i)	payments in accordance with the existing terms of the QUIPS; and

(j)	the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company that qualifies as a REIT not exceeding $10 million in any calendar year by all such Restricted Subsidiaries.

and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person’s co-obligation with respect thereto.

“Restricted Subsidiary” means any Subsidiary of the Company other than (i) an Unrestricted Subsidiary or (ii) a Non-Consolidated Entity.

“S-4 Registration Statement” means the registration statement of the Operating Partnership on Form S-4, filed with the Commission on June 2, 1998, as amended and supplemented.

“Secured Indebtedness” means any Indebtedness or Disqualified Stock secured by a Lien (other than Permitted Liens) upon the property of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries.

“Series Issue Date” means with respect to any series of Indebtedness issued under the Indenture, the date any notes of such series are first issued.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the Issue Date.

“SLC” means HMC Senior Communities, Inc., a Delaware corporation, and its successor Crestline Capital Corporation, a Maryland corporation, and its successors and assigns.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the notes or a Subsidiary Guarantee thereof, as applicable.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date;

(2)	any partnership:

(a)	in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the Company a majority of the partnership interest; or

(b)	in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated;

(3)	any Non-Controlled Entity; and

(4)	any Fifty Percent Venture.

“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of principal, premium and interest on the notes by such Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the notes and the Indenture.

“Subsidiary Guarantors” means any Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the Indenture; but in each case excluding any Persons whose guarantees have been released pursuant to the terms of the Indenture. There are currently no Subsidiary Guarantors.

“Subsidiary Indebtedness” means, without duplication, all Unsecured Indebtedness (including Guarantees (other than Guarantees by Restricted Subsidiaries of Secured Indebtedness)) of which a Restricted Subsidiary other than a Subsidiary Guarantor is the obligor. A release of the Guarantee of a Subsidiary Guarantor which remains a Restricted Subsidiary shall be deemed to be an Incurrence of Subsidiary Indebtedness in amount equal to the Company’s proportionate interest in the Unsecured Indebtedness of such Subsidiary Guarantor.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

“Total Assets” means the sum of:

(1)	Undepreciated Real Estate Assets; and

(2)	all other assets (excluding intangibles) of the Company, the Subsidiary Guarantors, and their respective Restricted Subsidiaries determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Total Unencumbered Assets” as of any date means the sum of:

(1)	Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2)	all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Transaction Date” means, with the respect to the Incurrence of any Indebtedness or issuance of Disqualified Stock by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes, provided that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Units” means the limited partnership units of the Operating Partnership.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below. The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary); provided that:

(1)	any Guarantee by the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary) of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company, the Subsidiary Guarantors or such Restricted Subsidiaries at the time of such designation;

(2)	either:

(a)	the Subsidiary to be so designated has total assets of $1,000 or less; or

(b)	if such Subsidiary has assets greater than $1,000, such designation would not be prohibited under the “Limitation on Restricted Payments” covenant described below; and

(3)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock” and “Limitation on Restricted Payments” covenants.

The Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2)	all Liens, Indebtedness and Disqualified Stock of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred, granted or issued at such time, have been permitted to be Incurred, granted or issued and shall be deemed to have been Incurred, granted or issued for all purposes of the Indenture.

Any such designation by the Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness or Disqualified Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting, members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Covenants

The following covenants apply to the Series Z senior notes being offered pursuant to this prospectus:

Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes pursuant to the unconditional, irrevocable offer to purchase described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”) on a date that is not more than 45 Business Days after the occurrence of such Change of Control Triggering Event (the “Change of Control Payment Date”).

On or before the Change of Control Payment Date, we will:

(1)	accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent cash sufficient to pay the Change of Control Payment (together with accrued and unpaid interest) of all notes so tendered; and

(3)	deliver to the trustee notes so accepted together with an Officer’s Certificate listing the aggregate principal amount of the notes or portions thereof being purchased by us.

The Paying Agent will deliver or cause to be delivered to the holders of notes so accepted payment in an amount equal to the Change of Control Payment, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any notes not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.

The provisions of the Indenture relating to a Change of Control Triggering Event may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a Change of Control Triggering Event, as defined. In addition, we may not have sufficient financial resources available to fulfill our obligation to repurchase the notes upon a Change of Control Triggering Event.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Securities Exchange Act of 1934, as amended, and the rules thereunder and all other applicable Federal and state securities laws.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer or other conveyance of “all or substantially all” of the assets of us, Host or HMC, on a consolidated basis. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Series Z senior notes to require us to repurchase such notes as a result of a sale, transfer or other conveyance of less than all of our, Host’s or HMC’s assets, on a consolidated basis, to another Person or group may be uncertain.

Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock

(1)	Except as set forth below, we will not and neither the Subsidiary Guarantors nor any Restricted Subsidiary will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom:

(a)	the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and our Disqualified Stock and the Disqualified Stock of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of our Adjusted Total Assets; and

(b)	our Consolidated Coverage Ratio would be greater than or equal to 2.0 to 1.0, we and our Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

(2)	In addition to the foregoing limitations set forth in (1) above, except as set forth below, we, the Subsidiary Guarantors and our and their Restricted Subsidiaries will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all of our outstanding Secured Indebtedness and Subsidiary Indebtedness and all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of our Adjusted Total Assets, we and our Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

(3)	In addition to the limitations set forth in (1) and (2) above, we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries).

(4)	Notwithstanding paragraphs (1) or (2), we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (except as specified below) may Incur or issue each and all of the following:

(a)	Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount, not to exceed $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(b)	Indebtedness or Disqualified Stock owed:

a)	to us; or

b)	to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to us or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause (b);

(c)	Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (a), (b), (d), (f), (h), (l) or (n) of this paragraph) and any refinancings thereof;

(d)	Indebtedness:

(i)	in respect of performance, surety or appeal bonds Incurred in the ordinary course of business;

(ii)	under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements:

(A)	are designed solely to protect us, the Subsidiary Guarantors or any of our or their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

(B)	do not increase the Indebtedness of the obligor outstanding, at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(iii)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or any obligations of the Subsidiary Guarantors or any of our or their Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by us, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(e)	our Indebtedness, to the extent the net proceeds thereof are promptly:

(i)	used to purchase all of the notes tendered in a Change of Control Offer made as a result of a Change of Control; or

(ii)	deposited to defease the notes as described below under “Legal Defeasance and Covenant Defeasance”;

(f)	Guarantees of the notes and Guarantees of our Indebtedness or Indebtedness of any of the Subsidiary Guarantors by any of our or their respective Restricted Subsidiaries; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary;

(g)	Indebtedness evidenced by the notes and the Guarantees thereof and represented by the Indenture up to the amounts issued pursuant thereto as of the Issue Date;

(h)	the QUIPs Debt;

(i)	Limited Partner Notes;

(j)	Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion;

(k)	Acquired Indebtedness assumed in connection with an Asset Acquisition if, on the date of any such Incurrence, the Consolidated Coverage Ratio of the Person or asset or assets so acquired would be greater than or equal to 2.0 to 1.0; provided however, that an acquisition within the meaning of clause (2) of the definition of “Asset Acquisition,” will be deemed to be an acquisition of a Person for purposes of determining such Consolidated Coverage Ratio;

(l)	Secured Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $400 million, provided, however, that (i) the Incurrence of such Secured Indebtedness is otherwise permitted pursuant to paragraph (2) above and (ii) the proceeds of such Secured Indebtedness are used substantially concurrently to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(m)	Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300 million; and

(n)	additional Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $150 million.

(5)	For purposes of determining any particular amount of Indebtedness under this covenant:

(a)	Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (a) of paragraph (4) of this covenant; and

(b)	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness.

(6)	For purposes of determining compliance with this covenant:

(a)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses.

(b)	the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above, and with respect to any Indebtedness Incurred pursuant to any specific clause under paragraph (4) above, the Company may, after such Indebtedness is Incurred reclassify all or a portion of such Indebtedness under a different clause of paragraph (4); and

(c)	Indebtedness under clauses (m) and (n) of paragraph (4) of this covenant shall be reclassified automatically as having been incurred pursuant to paragraph 1 of this covenant if at any date after such Indebtedness is Incurred, such Indebtedness could have been Incurred under paragraph 1 of this covenant, but only to the extent such Indebtedness could have been so Incurred.

Indebtedness or Disqualified Stock of any Person that is not our Restricted Subsidiary, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes our Restricted Subsidiary (including by designation) or is merged with or into or consolidated with us or one of our Restricted Subsidiaries, shall be deemed to have been Incurred or issued at the time such Person becomes our Restricted Subsidiary or is merged with or into or consolidated with us, or one of our Restricted Subsidiaries, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness the Company and the Subsidiary Guarantors may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Liens

Neither we, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Senior Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Senior Notes unless effective provision is made to secure the notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or Existing Senior Notes is secured by such Lien.

Limitation on Restricted Payments

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment:

(1)	a Default or Event of Default shall have occurred and be continuing;

(2)	we could not Incur at least $1.00 of Indebtedness under paragraph (1) of the “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock” covenant; or

(3)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication:

(a)	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date;

(b)	100% of the aggregate Net Cash Proceeds received by us after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary including from an issuance to a Person who is not our Subsidiary of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes or Equity Offerings to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”), and the amount of any of our Indebtedness (other than Indebtedness subordinate in right of payment to the notes) that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into our Capital Stock (other than Disqualified Stock), or otherwise received as Capital Contributions, exclusive of Capital Contributions to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”;

(c)	an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any of our Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”);

(d)	the fair market value of noncash tangible assets or Capital Stock (other than ours or that of the our Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock; and

(e)	the fair market value of noncash tangible assets or Capital Stock (other than ours or that of our Parent) representing interests in Persons contributed as a Capital Contribution to us after the Issue Date.

Notwithstanding the foregoing, (A) for purposes of determining whether we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may make a Restricted Payment representing the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person constituting Preferred Stock, our Consolidated Coverage Ratio contemplated by clause (b) of paragraph (1) of the “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, shall be greater than or equal to 1.7 to 1 and (B) we may make Permitted REIT Distributions.

We estimate that as of March 23, 2012, the sum of the amounts referenced in clauses (a) through (e) above was approximately $10.6 billion.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors

Neither we nor the Subsidiary Guarantors will create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary Guarantor held by us or our Restricted Subsidiaries;

(2)	pay any Indebtedness owed to us or any Subsidiary Guarantor;

(3)	make loans or advances to us or any Subsidiary Guarantor; or

(4)	transfer its property or assets to us or any Subsidiary Guarantor.

The foregoing provisions shall not prohibit any encumbrances or restrictions:

(1)	imposed under the Indenture as in existence immediately following the Issue Date or under the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)	imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3)	existing under or by reason of applicable law;

(4)	existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(5)	in the case of clause (4) of the first paragraph of this covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any property or assets of any Restricted Subsidiary not otherwise prohibited by the Indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole;

(6)	with respect solely to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(7)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us) and (c) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes;

(8)	in connection with and pursuant to permitted refinancings thereof, replacements of restrictions imposed pursuant to clause (4) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced;

(9)	imposed under purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the preceding paragraph;

(10)	by reason of provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of our Board of Directors and not otherwise prohibited by the Indenture, which limitation is applicable only to the assets that are the subject of such agreements and which do not detract from the value of our property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole; or

(11)	by reason of restrictions on cash or other deposits or net worth imposed by hotel managers or other customers under contracts entered into in the ordinary course of business.

Nothing contained in this covenant shall prevent us, the Subsidiary Guarantors or any of our or their respective Restricted Subsidiaries from:

(a)	creating, incurring, assuming or suffering to exist any Permitted Liens or Liens not prohibited by the “Limitation on Liens” covenant; or

(b)	restricting the sale or other disposition of our property or assets or property or assets of any of our Restricted Subsidiaries that secure our Indebtedness or Indebtedness of or any of our Restricted Subsidiaries in accordance with the terms of such Indebtedness or any related security document.

The foregoing covenant will apply only at such time as the Series Z senior notes are Guaranteed by any Subsidiary Guarantors. The Series Z senior notes will not initially be Guaranteed by any Subsidiary Guarantors.

Limitation on Transactions with Affiliates

Neither we, the Subsidiary Guarantors, nor any Restricted Subsidiary will be permitted to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any of our Affiliates or any Affiliate of any of our Restricted Subsidiaries (“Affiliate Transactions”), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to us, the Subsidiary Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1)	transactions approved by a majority of our Board;

(2)	the payment of reasonable and customary fees and expenses to members of our Board who are not our employees;

(3)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant or any payments specifically exempted from the definition of Restricted Payments; and

(4)	Permitted REIT Payments.

Notwithstanding the foregoing, prior to engaging in any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses (2) through (4) of the preceding paragraph:

(a)	with an aggregate value in excess of $25 million, we must deliver to the trustee an Officer’s Certificate certifying that the transaction complies with the first paragraph of this covenant;

(b)	with an aggregate value in excess of $50 million, must first be approved pursuant to a Board Resolution set forth in our Officer’s Certificate certifying that the transaction complies with the first paragraph of this covenant and that the transaction has been approved by a majority of our Board who are disinterested in the subject matter of the transaction; and

(c)	with an aggregate value in excess of $250 million, will require us to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to us, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $250 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to us, such Subsidiary Guarantor or such Restricted Subsidiary.

Limitation on Asset Sales

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1)	the consideration received by us, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by our Board, in good faith; and

(2)	at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (2) the amount of:

(a)	any Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold; and

(b)	any securities or other obligations received by us, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by us, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which we, any Subsidiary Guarantor or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash.

In the event that the aggregate Net Cash Proceeds received by us, any Subsidiary Guarantors or such Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (such 12 consecutive month period, an “Asset Sale Period” ) exceed 5% of Total Assets (determined as of the date closest to the commencement of such Asset Sale Period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Securities and Exchange Commission or provided to the trustee pursuant to the “Reports” covenant), then during the period commencing 180 days prior to the commencement of such Asset Sale Period and running through the date that is 12 months after the date Net Cash Proceeds so received exceeded 5% of Total Assets, an amount equal to the Net Cash Proceeds received during such Asset Sale Period must have been or must be:

(1)	invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing an amount equal to the Net Cash Proceeds are, in fact, so invested, within an additional 180 days:

(a)	fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of our Board will immediately constitute or be part of our Related Business or a Related Business of the Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction;

(b)	Permitted Mortgage Investments; or

(c)	a controlling interest in the Capital Stock of an entity engaged in a Related Business; provided that concurrently with an Investment specified in clause (c) of this subsection, such entity becomes a Restricted Subsidiary; or

(2)	used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

Pending the application of any such Net Cash Proceeds as described above, we may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not or were not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute “Excess Proceeds.”

Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, we will make an offer to purchase from the holders of the notes and holders of any of our other Indebtedness ranking pari passu with the notes from time to time outstanding with similar provisions requiring us to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price in cash equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that the aggregate amount of notes and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the notes to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding, and without complying with, any of the foregoing provisions:

(1)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

(2)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the “Consolidation, Merger and Sale of Assets” and “Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors” covenants in the Indenture;

(3)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

(4)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may exchange assets held by us, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that our Board has determined in good faith that the fair market value of the assets received by us are approximately equal to the fair market value of the assets exchanged by us.

No transaction listed in clauses (1) through (4) inclusive shall be deemed to be an “Asset Sale.”

Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors

No Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), unless:

(1)	subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, pursuant to which such Person shall unconditionally and fully guarantee, on a senior basis, all of such Subsidiary Guarantor’s obligations under such Subsidiary Guarantor’s Guarantee under the Indenture on the terms set forth in the Indenture; and

(2)	immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

Notwithstanding the foregoing, the Guarantee of the notes by a Subsidiary Guarantor shall be automatically released upon:

(a)	The sale or other disposition of Capital Stock of such Subsidiary Guarantor if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary;

(b)	the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary;

(c)	a Legal Defeasance or Covenant Defeasance; or

(d)	the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

The foregoing covenant will apply only at such time as the Series Z senior notes are Guaranteed by any Subsidiary Guarantors. The Series Z senior notes will not initially be Guaranteed by any Subsidiary Guarantors.

Limitation on Status as Investment Company

The Indenture prohibits us and our Restricted Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended).

Covenants upon Attainment and Maintenance of an Investment Grade Rating

The covenants “—Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” “—Limitation on Liens,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors,” “—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales,” will not be applicable in the event, and only for so long as, the Series Z senior notes are rated Investment Grade.

Notwithstanding the foregoing, in the event that one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Series Z senior notes below the required Investment Grade, the foregoing covenants will be reinstated as of and from the date of such withdrawal or ratings downgrade. Calculations under the reinstated “Limitation on Restricted Payments” covenant will be made as if the “Limitations on Restricted Payments” covenant had been in effect since the Issue Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. There can be no assurance that the Series Z senior notes will ever achieve an Investment Grade rating or that any such rating will be maintained.

U.S. GAAP for Covenant Calculations

The accounting for covenant compliance is based on U.S. generally accepted accounting standards effective as of December 31, 1998. The financial statements incorporated by reference into this prospectus reflect current accounting standards, which include significant changes to the treatment of business combinations, the fair value of financial instruments, the valuation of intangible assets and liabilities, the treatment of gains and losses of the extinguishment of debt as interest expense as well as imputed interest expense relating to our exchangeable debentures as a result of an accounting change in 2009. As a result, the value of amounts used in the calculation of our covenants such as interest expense, the recorded value of debt acquired or assumed, and total assets will be different from amounts presented in our financial statements.

Unrestricted Subsidiaries

Our subsidiaries (including our non-guarantor subsidiaries) are subject to the restrictive covenants in the Indenture. However, in certain circumstances, we are permitted to designate certain subsidiaries as unrestricted subsidiaries. These unrestricted subsidiaries are not subject to the restrictive covenants (unless they are guarantors) and may engage in transactions to sell or otherwise dispose of or encumber their assets, including by incurring certain liens on the assets, or incur additional indebtedness without complying with the restrictive covenants in the Indenture. If we were to designate additional subsidiaries as unrestricted subsidiaries, neither the EBITDA generated by nor the interest expense allocated to these entities would be included in our ratio calculations. In connection with our financing strategy, we may designate certain subsidiaries as unrestricted subsidiaries in accordance with the provisions of the Indenture.

Reports

Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the trustee and to each holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request.

Events of Default

An Event of Default with respect to the Series Z senior notes is defined as:

(1)	our failure to pay any installment of interest on the notes of that series as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2)	our failure to pay all or any part of the principal of, or premium, if any, on, the notes of that series when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise;

(3)	our failure or the failure by any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the senior notes of that series or the Indenture with respect to that series of senior notes and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the senior notes of that series outstanding;

(4)	certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries;

(5)	a default in (a) our Secured Indebtedness or the Secured Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) our other

Indebtedness or other Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity;

(6)	final unsatisfied judgments not covered by insurance aggregating in excess of 0.5% of Total Assets, at any one time rendered against us or any of our Significant Subsidiaries and not stayed, bonded or discharged within 60 days; and

(7)	any other Event of Default with respect to note of that series, which is specified in a Board Resolution, a supplemental indenture or an Officer’s Certificate, in accordance with the Indenture.

The Indenture provides that if a Default occurs and is continuing, the trustee must, within 90 days after the occurrence of such default, give to the holders written notice of such default; provided that the trustee may withhold from holders of the senior notes notice of any continuing Default or Event of Default (except a Default or Events of Default relating to the payment of principal or interest on the senior notes of that series) if it determines that withholding notice is in their interest.

If an Event of Default with respect to the senior notes of any series occurs and is continuing (other than an Event of Default specified in clause (4), above, relating to us), then either the trustee or the holders of 25% in aggregate principal amount of the senior notes of that series then outstanding, by notice in writing to us (and to the trustee if given by holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (4) above relating to us occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding senior notes of such series without any declaration or other act on the part of trustee or the holders. The holders of a majority in aggregate principal amount of senior notes of any series generally are authorized to rescind such acceleration if all existing Events of Default with respect to the senior notes of such series, other than the non-payment of the principal of, premium, if any, and interest on the senior notes of that series which have become due solely by such acceleration, have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the then outstanding senior notes of a series may direct the trustee in its exercise of any trust or power with respect to such series.

The holders of a majority in aggregate principal amount of the senior notes of a series at the time outstanding may waive on behalf of all the holders any default with respect to such series, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such a supermajority with respect to such series, and except a default in the payment of principal of or interest on any senior note of that series not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding senior note of that series affected.

Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the senior notes of any series at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to such series.

Consolidation, Merger and Sale of Assets

We will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into us, unless:

(1)	either we shall be the continuing Person or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired such property and assets of ours shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations, on the notes and under the Indenture;

(2)	immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	we will have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of our assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every one of our rights and powers under the Indenture with the same effect as if such successor Person had been named therein as the Company and we shall be released from the obligations under the Series Z senior notes and the Indenture.

Legal Defeasance and Covenant Defeasance

We may, at our option, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding senior notes of any series (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding senior notes of such series and Guarantees thereof, except as to:

(1)	rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such senior notes when such payments are due from the trust funds;

(2)	our obligations with respect to such senior notes concerning issuing temporary senior notes, registration of senior notes, mutilated, destroyed, lost or stolen senior notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trust, duties, and immunities of the trustee, and our and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect, with respect to any series of senior notes, to have our obligations and the obligations of the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the senior notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance, with respect to any series of senior notes:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior notes of such series, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such senior notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such senior notes;

(2)	in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) we have received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred with respect to such series and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

(6)	we shall have delivered to the trustee an Officer’s Certificate stating that the deposit was not made by us with the intent of preferring the holders of such senior notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(7)	we shall have delivered to the trustee an Officer’s Certificate stating that the conditions precedent provided for have been complied with.

Amendments, Supplements and Waivers

The Indenture contains provisions permitting us, the Subsidiary Guarantors and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. Subject to certain limited exceptions, modifications and amendments of the Indenture or any supplemental indenture with respect to any series of notes may be made by us, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior notes of such series (except that any amendments or supplements to the provisions relating to security interests or with respect to the Guarantees of the Subsidiary Guarantors shall require the consent of the holders of not less than 66 2/3% of the aggregate principal amount of the senior notes of such series at the time outstanding); provided that no such modification or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any senior note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any senior note;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any senior note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any senior note;

(5)	reduce the above-stated percentages of outstanding senior notes the consent of whose holders is necessary to modify or amend the Indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the senior notes (except a rescission of acceleration of the securities of any series and a waiver of the payment default that resulted from such acceleration);

(7)	alter the provisions relating to the redemption of the senior notes at our option;

(8)	reduce the percentage or aggregate principal amount of outstanding senior notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(9)	make the senior notes subordinate in right of payment to any other Indebtedness.

No Personal Liability of Partners, Stockholders, Officers, Directors

No recourse for the payment of the principal of, premium, if any, or interest on any of the Series Z senior notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, or the Subsidiary Guarantors in the Indenture, or in any of the Series Z senior notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Series Z senior notes, waives and releases all such liability.

Exchange Offer; Registration Rights

We have filed a registration statement to comply with our obligations under the Registration Rights Agreement to register the issuance of the Series Z senior notes. See “The Exchange Offer.”

In the event that (1) any law or applicable interpretations of the staff of the Commission does not permit us to effect the exchange offer or (2) if, for any other reason the exchange offer is not consummated within 290 calendar days after the initial issuance date of the Series Y senior notes, we will use our reasonable best efforts, at our and their expense, (a) as promptly as practicable file a shelf registration statement covering resales of the Series Y senior notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years from the issue date or such shorter period ending when all Series Y senior notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or when the Series Y senior notes become eligible following the 365th day after the closing date for resale pursuant to Rule 144 under the Securities Act. We will, in the event of the filing of the shelf registration statement, provide to each holder of the Series Y senior notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Series Y senior notes. A holder of Series Y senior notes that sells its Series Y senior notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Series Y senior notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Series Y senior notes included in the shelf registration statement and to benefit from the provisions regarding any increase in interest applicable to the Series Y senior notes set forth in the following paragraph.

Although we have filed a registration statement with respect to the exchange of the Series Y senior notes for Series Z senior notes, and intend to file the shelf registration statements described above, to the extent required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. If (a) neither of the registration statements described above is filed on or before the date specified for such filing, (b) neither of such registration statements is declared effective by the Commission on or prior to the date specified for such effectiveness, (c) an exchange offer registration statement becomes effective, but we fail to consummate the exchange offer within 290 days of the initial issuance date of the Series Y senior notes, or (d) the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Series Y senior notes during the period specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a “Registration Default”), then we will pay liquidated damages to each holder of Series Y senior notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Series Y senior notes held by such holder. Upon a Registration Default, liquidated damages will accrue at the rate specified above until such Registration Default is cured and the amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Series Y senior notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Series Y senior notes (regardless of whether one or more than one Registration Default is outstanding). All accrued liquidated damages will be paid by us on each interest payment date to the holders by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified.

Notwithstanding the foregoing, we may issue a notice that the shelf registration statement is unusable pending the announcement of a material corporate transaction and may issue any notice suspending use of the shelf registration statement required under applicable securities laws to be issued and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective does not exceed 30 days in the aggregate, then the liquidated damages payable with respect to the Series Y senior notes will not be incurred as described above.

As more fully set forth in the registration rights agreement, certain of our obligations under such agreement, including our obligation to pay liquidated damages, cease to apply under certain circumstances, including if the Series Y senior notes are transferable pursuant to Rule 144 under the Securities Act following the 365th day after the date of the registration rights agreement.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which will be made available from us upon request.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery; Form and Transfer

The Series Z senior notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Certificated Notes for Global Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, called the “direct participants,” and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant, called the “indirect participants.” DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant and not on the records maintained by DTC.

DTC has also advised us that, pursuant to DTC’s procedures, (1) upon issuance of the Global Notes, DTC will credit the accounts of the direct participants with portions of the principal amount of the global notes, and (2) DTC will maintain records of the ownership interests of such direct participants in the Global Notes and the transfer of ownership interests by and between direct participants, DTC will not maintain records of the ownership interests of, or the transfer of ownership interest by and between, indirect participants or other owners of beneficial interests in the Global Notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the Global Notes.

Investors in the Global Notes who are direct participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not direct participants may hold their interests therein indirectly through organizations which are direct participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the direct participants, which in turn act on behalf of the indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Under the terms of the Indenture, we and the trustee will treat the persons in whose names the Series Z senior notes are registered (including Series Z senior notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us or the trustee or any agent of ours, the subsidiary guarantors or the trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any direct participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any Global Note or (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant’s respective ownership interests in the Global Notes as shown on DTC’s records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee or us. Neither of us or the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The Global Notes will trade in DTC’s “Same-Day Funds Settlement System” and, therefore, subject to the transfer restrictions set forth under “Notice to Investors,” transfers between direct participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

DTC has advised that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its direct participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See “—Transfers of Interests in Global Notes for Certificated Notes.”

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Transfers of Interests in Global Notes for Certificated Notes

An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons if (1) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Notes and we thereupon fail to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act and we thereupon fail to appoint a successor depository, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes or (3) upon the request of the trustee or holders of a majority of the outstanding principal amount of notes, if there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, we will notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such Global Note, certificated notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of the related notes.

Beneficial interests in Global Notes held by any direct participant or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), and to the trustee in accordance with customary DTC procedures, certificated notes delivered in exchange for any beneficial interest in any Global Notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC’s customary procedures).

Neither of us or the trustee will be liable for any delay by the holder of any Global Notes or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Indenture will require that payments in respect of the Series Z senior notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to certificated notes, the Operating Partnership will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of the Series Y senior notes for the Series Z senior notes pursuant to this exchange offer. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Series Z senior notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt organizations and persons holding the Series Y senior notes or Series Z senior notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Series Y senior notes and Series Z senior notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Series Y senior notes for the Series Z senior notes pursuant to this exchange offer or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Exchange of the Series Y Senior Notes for the Series Z Senior Notes

The exchange of the Series Y senior notes for the Series Z senior notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the Series Z senior notes will not be considered to differ materially in kind or extent from the Series Y senior notes. Accordingly, the exchange will not be a taxable event to holders for federal income tax purposes. Moreover, the Series Z senior notes will have the same tax attributes as the Series Y senior notes and the same tax consequences to holders as the Series Y senior notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

If you are a broker-dealer that receives Series Z senior notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series Z senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used in connection with resales of Series Z senior notes received in exchange for Series Y senior notes where such Series Y senior notes were acquired as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the exchange offer and so notifies us, we have agreed that, for a period ending on the earlier to occur of (1) the date when all the Series Z senior notes held by a broker-dealer have been sold and (2) 180 days after consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to that broker-dealer for use in connection with resales, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

•	We will not receive any proceeds from any sale of Series Z senior notes by broker-dealers.

•

Series Z senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series Z senior notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

•

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Series Z senior notes.

•

Any broker-dealer that resells Series Z senior notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series Z senior notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Series Z senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•

The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer), subject to certain prescribed limitations, and will provide indemnification against certain liabilities, including certain liabilities that may arise under the Securities Act, to broker-dealers that make a market in the Series Y senior notes and exchange Series Y senior notes in the exchange offer for Series Z senior notes.

By its acceptance of the exchange offer, any broker-dealer that receives Series Z senior notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Series Z senior notes. It also agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

VALIDITY OF SECURITIES

Certain legal matters relating to the securities offered hereby were passed upon for us by Latham & Watkins LLP, Washington, District of Columbia as set forth in and limited by its opinion filed as an exhibit to this registration statement.

EXPERTS

The (i) consolidated financial statements of Host Hotels & Resorts, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, the schedule of Real Estate and Accumulated Depreciation as of December 31, 2011, and management’s assessment of the effectiveness of Host Hotels & Resorts, Inc.’s internal control over financial reporting as of December 31, 2011, and (ii) consolidated financial statements of Host Hotels & Resorts, L.P. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the schedule of Real Estate and Accumulated Depreciation as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the Series Z senior notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents relating to the Series Z senior notes. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are subject to the informational reporting requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may access these filings through the SEC’s Internet site at www.sec.gov. This site contains reports and other information that we will file electronically with the SEC. Copies of this information may also be found on Host Inc.’s website (www.hosthotels.com). The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange your outstanding notes for exchange notes. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We are incorporating by reference into this prospectus certain information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents and such documents are deemed to be included as part of this prospectus. We incorporate by reference in this prospectus the information contained in the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than corresponding information furnished under Item 9.01 or included as an exhibit and other information in future filings deemed, under SEC rules, not to have been filed) after the date of this prospectus and prior to the earlier of the time we exchange all of the Series Y senior notes for the Series Z senior notes and the termination of these exchange offers:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 22, 2012;

•

Portions of the Definitive Proxy Statement on Schedule 14A filed on April 5, 2012 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 22, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 23, 2012, filed with the SEC on April 30, 2012; and

•	Current Reports on Form 8-K filed on January 26, 2012, February 8, 2012, March 14, 2012 (two reports), March 23, 2012 and May 1, 2012.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Elizabeth A. Abdoo, Esq.

Executive Vice President, Secretary and

General Counsel

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or that the information contained in documents incorporated by reference herein is accurate after the date of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

PROSPECTUS

Host Hotels & Resorts, L.P.

Offer to Exchange

up to

$300,000,000

of outstanding

6% Series Y Senior Notes

due 2021

for up to

$300,000,000

of

6% Series Z Senior Notes due 2021,

which have been

registered under the

Securities Act

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Host Inc.’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Host Inc.’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any present or former director or officer or (ii) any individual who, while a director or officer of Host Inc. and at the request of Host Inc., serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of Host Inc. Host Inc.’s Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of Host Inc. who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of Host Inc. and at the request of Host Inc., serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. Host Inc.’s charter and Bylaws also permit Host Inc. to indemnify and advance expenses to any person who served as a predecessor of Host Inc. in any of the capacities described above and to any employee or agent of Host Inc. or a predecessor of Host Inc.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which Host Inc.’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, Host Inc. is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director, officer or employee of his or her good-faith belief that he/she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by Host Inc. if it shall ultimately be determined that the applicable standard of conduct was not met.

Host Inc. has also entered into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted under Maryland law. The agreements require Host Inc. to indemnify the director or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding to which such person became subject by reason of his or her status as a present or former director or officer of Host Inc. or any other corporation or enterprise for which such person is or was serving at Host Inc.’s request, unless it is established that the indemnitee did not meet the standard of conduct set forth above or one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires Host Inc. to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by Host Inc. of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of Host Inc.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement. The Third Amended and Restated Agreement of Limited Partnership of Host, L.P. (the “Partnership Agreement”) provides for indemnification of Host Inc. and its officers and directors to the fullest extent provided by the DRULPA. The indemnity shall extend to any liability of Host Inc. and its officers and directors pursuant to a loan guarantee, contractual obligation for indebtedness or other obligation or otherwise, for any indebtedness of Host L.P. or any subsidiary of Host L.P. Further, the indemnification provided in the Partnership Agreement shall not limit any other right to indemnification of Host Inc. and its officers and directors provided under any agreement, pursuant to a vote of Host L.P., as a matter of law or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Host L.P. has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the company, its subsidiaries or other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or date as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representation and warranties may not describe the actual state of affairs as the date they were made or at any other time.

EXHIBIT INDEX

Exhibit No.	Description

4.	Instruments Defining Rights of Security Holders

4.1	Third Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P. (incorporated by reference to Exhibit 3.1 of Host Hotels & Resorts, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007).

4.2	Amended and Restated Indenture dated as of August 5, 1998, by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Exhibit 4.1 of Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998) (SEC File No. 001-05664).

4.3	Third Supplemental Indenture, dated as of December 14, 1998, by and among HMH Properties Inc., Host Marriott, L.P., the entities identified therein as New Subsidiary Guarantors and Marine Midland Bank, as Trustee, to the Amended and Restated Indenture, dated as of August 5, 1998, among Host Inc., the Guarantors named therein, Subsidiary Guarantors named therein and the Trustee (incorporated by reference to Exhibit 4.3 of Host Marriott, L.P.’s Current Report on Form 8-K filed with the Commission on December 31, 1998) (SEC File No. 333-55807).

4.4	Thirteenth Supplemental Indenture, dated as of March 16, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors signatories thereto, and The Bank of New York, as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.17 of Host Marriott Corporation’s Report on Form 10-Q for the quarter ended March 26, 2004, filed on May 3, 2004).

4.5	Registration Rights Agreement, dated as of March 16, 2004, among Host Marriott Corporation, Host Marriott, L.P. and Goldman, Sachs & Co. as representatives of the several Initial Purchasers named therein related to the 3.25% Exchangeable debentures due 2024 (incorporated by reference to Exhibit 4.10 of Host Marriott Corporation’s Registration Statement on Form S-3 (SEC File No. 333-117229) filed with the Commission on July 8, 2004).

4.6	Sixteenth Supplemental Indenture, dated March 10, 2005, by and among Host Marriott, L.P., the Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.19 of Host Marriott, L.P.’s Report on Form 8-K, filed on March 15, 2005).

4.7	Nineteenth Supplemental Indenture, dated April 4, 2006, by and among Host Marriott, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.26 of Host Marriott Corporation’s Current Report on Form 8-K, filed on April 10, 2006).

4.8	Twenty-Second Supplemental Indenture, dated November 2, 2006, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.27 of Host Hotels & Resorts, Inc. Current Report on Form 8-K filed on November 7, 2006).

4.9	Twenty-Third Supplemental Indenture, dated March 23, 2007, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on March 29, 2007).

Exhibit No.	Description

4.10	Registration Rights Agreement, dated March 23, 2007, among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc. and Goldman, Sachs & Co. and Banc of America Securities LLC, as representatives of the several Initial Purchasers named therein, related to the 2.625% Exchangeable Senior Debentures due 2027 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed on March 29, 2007).

4.11	Twenty-Ninth Supplemental Indenture, dated May 11, 2009, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on May 11, 2009).

4.12	Thirty-Second Supplemental Indenture, dated December 22, 2009, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on December 23, 2009).

4.13	Registration Rights Agreement, dated December 22, 2009, among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc. and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., in their capacity as representatives of the several initial purchasers of the debentures, related to the 2.50% Exchangeable Senior Debentures due 2029 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed on December 23, 2009).

4.14	Thirty-Sixth Supplemental Indenture, dated October 25, 2010, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on October 29, 2010).

4.15	Thirty-Ninth Supplemental Indenture, dated May 11, 2011, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon, as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on May 12, 2011).

4.16	Forty-First Supplemental Indenture, dated November 18, 2011, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon, as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to the combined Current Report on Form 8-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., filed on November 18, 2011).

4.17	Registration Rights Agreement, dated November 18, 2011, among Host Hotels & Resorts, L.P., and J.P. Morgan Securities LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, in their capacity as representatives of the several initial purchasers of the debentures, related to the 6% Senior Debentures due 2021 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, L.P.’s Current Report on Form 8-K filed on November 18, 2011).

Exhibit No.	Description

4.18	Forty-Second Supplemental Indenture, dated March 22, 2012, by and among Host Hotels & Resorts, L.P. and The Bank of New York Mellon, as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to the combined Current Report on Form 8-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., filed on March 23, 2012).

4.19	Registration Rights Agreement, dated March 22, 2012, among Host Hotels & Resorts, L.P., and Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as representatives of the several initial purchasers of the debentures, related to the 5.25% Senior Debentures due 2022 (incorporated by reference to Exhibit 10.1 to combined Current Report on Form 8-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., filed on March 23, 2012).

5.	Opinions

5.1*	Opinion of Latham & Watkins LLP regarding the validity of the Series Z senior notes.

12.	Statement Regarding Computation of Ratios

12.1*	Computation of Ratio of Earnings to Fixed Charges and Preferred Limited Partner Unit Distributions.

23.	Consents

23.1*	Consent of KPMG LLP.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.	Power of Attorney

24.1*	Power of Attorney (included on the signature pages hereto)

25.	Statement of Eligibility of Trustee

25.1*	Statement of Eligibility of Trustee with respect to the Amended and Restated Indenture, as supplemented.

99.	Other

99.1*	Form of Letter of Transmittal, with respect to the Exchange Offer.

99.2*	Form of Notice of Guaranteed Delivery with respect to the Series Y senior notes and Series Z senior notes.

99.3*	Form of Letter to DTC participants regarding the Exchange Offer.

99.4*	Form of Letter to Beneficial Holders regarding the Exchange Offer.

*	Filed Herewith

(b) Financial Statement Schedules

Schedule III Real Estate and Accumulated Depreciation

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Hotels:
Arlington Pentagon City Residence Inn	$—	$6	$29	$6	$6	$35	$41	$15	—	1996	40
Atlanta Marriott Marquis	—	13	184	159	16	340	356	103	—	1998	40
Atlanta Marriott Perimeter Center	—	—	7	38	15	30	45	19	—	1976	40
Atlanta Marriott Suites Midtown	—	—	26	8	—	34	34	14	—	1996	40
Boston Marriott Copley Place	—	—	203	53	—	256	256	75	—	2002	40
Calgary Marriott	—	5	18	14	5	32	37	17	—	1996	40
Chicago Downtown Courtyard River North	—	7	27	12	7	39	46	19	—	1992	40
Chicago Marriott O’Hare	—	4	26	39	4	65	69	41	—	1998	40
Chicago Marriott Suites Downers Grove	—	2	14	5	2	19	21	9	—	1989	40
Chicago Marriott Suites O’Hare	—	5	36	8	5	44	49	16	—	1997	40
Coronado Island Marriott Resort	—	—	53	26	—	79	79	32	—	1997	40
Costa Mesa Marriott	—	3	18	6	3	24	27	11	—	1996	40
Courtyard Nashua	—	3	14	6	3	20	23	12	—	1989	40
Dallas/Addison Marriott Quorum by the Galleria	—	14	27	18	14	45	59	23	—	1994	40
Dayton Marriott	—	2	30	8	2	38	40	14	—	1998	40
Delta Meadowvale Resort & Conference Center	—	4	20	19	4	39	43	21	—	1996	40
Denver Marriott Tech Center Hotel	—	6	26	27	6	53	59	24	—	1994	40
Denver Marriott West	—	—	12	10	—	22	22	14	—	1983	40
Embassy Suites Chicago—Downtown/Lakefront	—	—	86	6	—	92	92	19	—	2004	40

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Four Seasons Hotel Atlanta	—	5	48	18	6	65	71	24	—	1998	40
Four Seasons Hotel Philadelphia	—	26	60	20	27	79	106	31	—	1998	40
Gaithersburg Marriott Washingtonian Center	—	7	22	8	7	30	37	14	—	1993	40
Grand Hyatt Atlanta in Buckhead	—	8	88	21	8	109	117	39	—	1998	40
Greensboro-Highpoint Marriott Airport	—	—	19	8	—	27	27	14	—	1983	40
Harbor Beach Marriott Resort & Spa	134	—	62	99	—	161	161	71	—	1997	40
Hartford Marriott Rocky Hill	—	—	17	—	—	17	17	12	—	1991	40
Hilton Melbourne South Wharf	84	—	136	(7)	—	129	129	4	—	2011	31
Hilton Singer Island Oceanfront Resort	—	2	10	15	2	25	27	13	—	1986	40
Houston Airport Marriott	—	—	10	38	—	48	48	39	—	1984	40
Houston Marriott at the Texas Medical Center	—	—	19	17	—	36	36	19	—	1998	40
Hyatt Regency Cambridge	—	18	84	4	19	87	106	37	—	1998	40
Hyatt Regency Maui Resort & Spa on Kaanapali Beach	—	92	212	30	92	242	334	56	—	2003	40
Hyatt Regency Reston	—	11	78	18	12	95	107	34	—	1998	40
Hyatt Regency San Francisco, Burlingame	—	16	119	49	20	164	184	58	—	1998	40
Hyatt Regency Washington on Capitol Hill	—	40	230	21	40	251	291	43	—	2006	40
JW Marriott Desert Springs Resort & Spa	—	13	143	117	14	259	273	99	—	1997	40
JW Marriott Hotel Buckhead Atlanta	—	16	21	23	16	44	60	24	—	1990	40

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
JW Marriott Hotel Houston	—	4	26	22	6	46	52	26	—	1994	40
JW Marriott Mexico City	—	11	35	7	10	43	53	31	—	1996	40
JW Marriott Rio de Janeiro	—	13	29	(4)	12	26	38	1	—	2010	40
JW Marriott Washington, DC	114	26	98	42	26	140	166	52	—	2003	40
Kansas City Airport Marriott	—	—	8	24	—	32	32	26	—	1993	40
Key Bridge Marriott	—	—	38	31	—	69	69	56	—	1997	40
Manchester Grand Hyatt, San Diego	—	—	548	—	—	548	548	14	—	2011	35
Manhattan Beach Marriott	—	7	29	14	—	50	50	24	—	1997	40
Marina del Rey Marriott	—	—	13	23	—	36	36	17	—	1995	40
Marriott at Metro Center	—	20	24	19	20	43	63	21	—	1994	40
Memphis Marriott Downtown	—	—	16	35	—	51	51	22	—	1998	40
Miami Marriott Biscayne Bay	—	—	27	29	—	56	56	26	—	1998	40
Minneapolis Marriott City Center	—	—	27	39	—	66	66	42	—	1986	40
New Orleans Marriott	—	16	96	109	16	205	221	96	—	1996	40
New York Helmsley Hotel	—	155	152	—	155	152	307	4	—	2011	34
New York Marriott Downtown	—	19	79	39	19	118	137	52	—	1997	40
New York Marriott Marquis Times Square	—	—	552	152	—	704	704	436	—	1986	40
Newark Liberty International Airport Marriott	—	—	30	4	—	34	34	23	—	1984	40
Newport Beach Marriott Bayview	—	6	14	8	6	22	28	10	—	1975	40
Newport Beach Marriott Hotel & Spa	104	11	13	112	11	125	136	65	—	1975	40
New Zealand Hotel Portfolio	81	16	123	(18)	16	105	121	3	—	2011	35
Orlando World Center Marriott Resort & Convention Center	246	18	157	322	29	468	497	165	—	1997	40
Park Ridge Marriott	—	—	20	10	—	30	30	12	—	1987	40

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Philadelphia Airport Marriott	—	—	42	8	—	50	50	21	—	1995	40
Philadelphia Marriott Downtown	—	3	144	104	11	240	251	87	—	1995	40
Portland Marriott Downtown Waterfront	—	6	40	20	6	60	66	29	—	1994	40
San Antonio Marriott Rivercenter	—	—	86	79	—	165	165	63	—	1996	40
San Antonio Marriott Riverwalk	—	—	45	17	—	62	62	27	—	1995	40
San Cristobal Tower, Santiago	—	7	15	1	7	16	23	2	—	2006	40
San Diego Marriott Marquis & Marina	—	—	202	253	—	455	455	156	—	1996	40
San Diego Marriott Mission Valley	—	4	23	10	4	33	37	15	—	1998	40
San Francisco Airport Marriott	—	11	48	37	12	84	96	41	—	1994	40
San Francisco Marriott Fisherman’s Wharf	—	6	20	20	6	40	46	20	—	1994	40
San Francisco Marriott Marquis	—	—	278	91	—	369	369	188	—	1989	40
San Ramon Marriott	—	—	22	17	—	39	39	16	—	1996	40
Santa Clara Marriott	—	—	39	54	—	93	93	67	—	1989	40
Scottsdale Marriott at McDowell Mountains	—	8	48	3	8	51	59	10	—	2004	40
Scottsdale Marriott Suites Old Town	—	3	20	9	3	29	32	11	—	1988	40
Seattle Airport Marriott	—	3	42	18	3	60	63	32	—	1998	40
Sheraton Boston Hotel	—	42	262	45	42	307	349	48	—	2006	40
Sheraton Indianapolis Hotel at Keystone Crossing	—	3	51	9	3	60	63	9	—	2006	40
Sheraton Needham Hotel	—	5	27	5	5	32	37	5	—	1986	40
Sheraton New York Hotel & Towers	—	346	409	120	346	529	875	79	—	2006	40
Sheraton Parsippany Hotel	—	8	30	8	8	38	46	7	—	2006	40

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Sheraton San Diego Hotel & Marina	—	—	328	24	—	352	352	53	—	2006	40
Sheraton Santiago Hotel & Convention Center	—	19	11	(1)	19	10	29	2	—	2006	40
St. Regis Hotel, Houston	—	6	33	15	6	48	54	9	—	2006	40
Swissôtel Chicago	—	29	132	77	30	208	238	59	—	1998	40
Tampa Airport Marriott	—	—	9	20	—	29	29	22	—	2000	40
Tampa Marriott Waterside Hotel & Marina	—	—	—	106	11	95	106	31	2000	—	40
The Fairmont Kea Lani Maui	—	55	294	20	55	314	369	63	—	2003	40
The Ritz-Carlton, Amelia Island	—	25	115	58	25	173	198	60	—	1998	40
The Ritz-Carlton, Buckhead	—	14	81	58	15	138	153	59	—	1996	40
The Ritz-Carlton, Marina del Rey	—	—	52	24	—	76	76	36	—	1997	40
The Ritz-Carlton, Naples	208	19	126	97	21	221	242	105	—	1996	40
The Ritz-Carlton, Naples Golf Resort	—	6	—	92	22	76	98	18	2002	—	40
The Ritz-Carlton, Phoenix	—	10	63	7	10	70	80	27	—	1998	40
The Ritz-Carlton, San Francisco	—	31	123	23	31	146	177	54	—	1998	40
The Ritz-Carlton, Tysons Corner	—	—	89	15	—	104	104	40	—	1998	40
The Westin Buckhead Atlanta	—	5	84	21	6	104	110	37	—	1998	40
The Westin Chicago River North	—	33	116	1	33	117	150	4	—	2010	40
The Westin Cincinnati	—	—	54	11	—	65	65	12	—	2006	40
The Westin Denver Downtown	35	—	89	8	—	97	97	15	—	2006	40
The Westin Georgetown, Washington, D.C.	—	16	80	11	16	91	107	16	—	2006	40
The Westin Indianapolis	—	12	100	7	12	107	119	17	—	2006	40
The Westin Kierland Resort & Spa	—	100	280	16	100	296	396	40	—	2006	40
The Westin Los Angeles Airport	—	—	102	14	—	116	116	19	—	2006	40

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
The Westin Mission Hills Resort & Spa	—	40	47	12	38	61	99	12	—	2006	40
The Westin Seattle	—	39	175	3	39	178	217	26	—	2006	40
The Westin South Coast Plaza	—	—	46	9	—	55	55	18	—	2006	40
The Westin Waltham-Boston	—	9	59	8	9	67	76	12	—	2006	40
Toronto Marriott Airport	—	5	24	15	5	39	44	19	—	1996	40
Toronto Marriott Downtown Eaton Centre	—	—	27	17	—	44	44	20	—	1995	40
W New York	—	138	102	37	138	139	277	27	—	2006	40
W New York—Union Square	—	48	145	—	48	145	193	5	—	2010	40
W Seattle	—	11	125	1	11	126	137	18	—	2006	40
Washington Dulles Airport Marriott	—	—	3	36	—	39	39	30	—	1970	40
Westfields Marriott Washington Dulles	—	7	32	15	7	47	54	22	—	1994	40

Total hotels:	1,006	1,782	9,427	3,791	1,852	13,148	15,000	4,293
Other properties, each less than 5% of total	—	—	4	16	—	20	20	13	—	various	40

TOTAL	$1,006	$1,782	$9,431	$3,807	$1,852	$13,168	$15,020	$4,306

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Notes:

(A)	The change in total cost of properties for the fiscal years ended December 31, 2011, 2010 and 2009 is as follows:

Balance at December 31, 2008	$13,115
Additions:
Acquisitions	2
Capital expenditures and transfers from construction-in-progress	326
Deductions:
Dispositions and other	(265)
Impairments	(94)
Assets held for sale	(8)

Balance at December 31, 2009	13,076
Additions:
Acquisitions	532
Capital expenditures and transfers from construction-in-progress	161
Deductions:
Dispositions and other	(20)

Balance at December 31, 2010	13,749
Additions:
Acquisitions	1,155
Capital expenditures and transfers from construction-in-progress	338
Deductions:
Dispositions and other	(214)
Impairments	(8)

Balance at December 31, 2011	$15,020

(B)	The change in accumulated depreciation and amortization of real estate assets for the fiscal years ended December 31, 2011, 2010 and 2009 is as follows:

Balance at December 31, 2008	$3,075
Depreciation and amortization	451
Dispositions and other	(121)
Depreciation on assets held for sale	(1)

Balance at December 31, 2009	3,404
Depreciation and amortization	450
Dispositions and other	(20)

Balance at December 31, 2010	3,834
Depreciation and amortization	496
Dispositions and other	(24)

Balance at December 31, 2011	$4,306

(C)	The aggregate cost of real estate for federal income tax purposes is approximately $10,570 million at December 31, 2011.

(D)	The total cost of properties excludes construction-in-progress properties.

Item 22.	Undertakings

The following undertakings are made by each of the undersigned registrants:

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, state of Maryland, on May 1, 2012.

HOST HOTELS & RESORTS, L.P.

By: HOST HOTELS & RESORTS, INC., its general partner

By:	/s/ LARRY K. HARVEY
Larry K. Harvey Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

We, the undersigned directors and officers of Host Hotels & Resorts, Inc., the general partner of Host Hotels & Resorts, L.P., do hereby constitute and appoint Elizabeth A. Abdoo and Larry K. Harvey, and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Signatures	Title	Date

/s/ RICHARD E. MARRIOTT Richard E. Marriott	Chairman of the Board of Directors	May 1, 2012

/s/ W. EDWARD WALTER W. Edward Walter	President, Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2012

/s/ LARRY K. HARVEY Larry K. Harvey	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 1, 2012

/s/ BRIAN G. MACNAMARA Brian G. Macnamara	Senior Vice President, Corporate Controller (Principal Accounting Officer)	May 1, 2012

/s/ ROBERT M. BAYLIS Robert M. Baylis	Director	May 1, 2012

/s/ WILLARD W. BRITTAIN Willard W. Brittain	Director	May 1, 2012

/s/ TERENCE C. GOLDEN Terence C. Golden	Director	May 1, 2012

/s/ ANN MCLAUGHLIN KOROLOGOS Ann McLaughlin Korologos	Director	May 1, 2012

/s/ JOHN B. MORSE, JR. John B. Morse, Jr.	Director	May 1, 2012

Walter C. Rakowich	Director

/s/ GORDON H. SMITH Gordon H. Smith	Director	May 1, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.	Instruments Defining Rights of Security Holders

4.1	Third Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P. (incorporated by reference to Exhibit 3.1 of Host Hotels & Resorts, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007).

4.2	Amended and Restated Indenture dated as of August 5, 1998, by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Exhibit 4.1 of Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998) (SEC File No. 001-05664).

4.3	Third Supplemental Indenture, dated as of December 14, 1998, by and among HMH Properties Inc., Host Marriott, L.P., the entities identified therein as New Subsidiary Guarantors and Marine Midland Bank, as Trustee, to the Amended and Restated Indenture, dated as of August 5, 1998, among Host Inc., the Guarantors named therein, Subsidiary Guarantors named therein and the Trustee (incorporated by reference to Exhibit 4.3 of Host Marriott, L.P.’s Current Report on Form 8-K filed with the Commission on December 31, 1998) (SEC File No. 333-55807).

4.4	Thirteenth Supplemental Indenture, dated as of March 16, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors signatories thereto, and The Bank of New York, as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.17 of Host Marriott Corporation’s Report on Form 10-Q for the quarter ended March 26, 2004, filed on May 3, 2004).

4.5	Registration Rights Agreement, dated as of March 16, 2004, among Host Marriott Corporation, Host Marriott, L.P. and Goldman, Sachs & Co. as representatives of the several Initial Purchasers named therein related to the 3.25% Exchangeable debentures due 2024 (incorporated by reference to Exhibit 4.10 of Host Marriott Corporation’s Registration Statement on Form S-3 (SEC File No. 333-117229) filed with the Commission on July 8, 2004).

4.6	Sixteenth Supplemental Indenture, dated March 10, 2005, by and among Host Marriott, L.P., the Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.19 of Host Marriott, L.P.’s Report on Form 8-K, filed on March 15, 2005).

4.7	Nineteenth Supplemental Indenture, dated April 4, 2006, by and among Host Marriott, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.26 of Host Marriott Corporation’s Current Report on Form 8-K, filed on April 10, 2006).

4.8	Twenty-Second Supplemental Indenture, dated November 2, 2006, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.27 of Host Hotels & Resorts, Inc. Current Report on Form 8-K filed on November 7, 2006).

4.9	Twenty-Third Supplemental Indenture, dated March 23, 2007, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on March 29, 2007).

Exhibit No.	Description

4.10	Registration Rights Agreement, dated March 23, 2007, among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc. and Goldman, Sachs & Co. and Banc of America Securities LLC, as representatives of the several Initial Purchasers named therein, related to the 2.625% Exchangeable Senior Debentures due 2027 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed on March 29, 2007).

4.11	Twenty-Ninth Supplemental Indenture, dated May 11, 2009, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on May 11, 2009).

4.12	Thirty-Second Supplemental Indenture, dated December 22, 2009, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on December 23, 2009).

4.13	Registration Rights Agreement, dated December 22, 2009, among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc. and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., in their capacity as representatives of the several initial purchasers of the debentures, related to the 2.50% Exchangeable Senior Debentures due 2029 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed on December 23, 2009).

4.14	Thirty-Sixth Supplemental Indenture, dated October 25, 2010, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on October 29, 2010).

4.15	Thirty-Ninth Supplemental Indenture, dated May 11, 2011, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon, as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on May 12, 2011).

4.16	Forty-First Supplemental Indenture, dated November 18, 2011, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon, as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to the combined Current Report on Form 8-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., filed on November 18, 2011).

4.17	Registration Rights Agreement, dated November 18, 2011, among Host Hotels & Resorts, L.P., and J.P. Morgan Securities LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, in their capacity as representatives of the several initial purchasers of the debentures, related to the 6% Senior Debentures due 2021 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, L.P.’s Current Report on Form 8-K filed on November 18, 2011).

4.18	Forty-Second Supplemental Indenture, dated March 22, 2012, by and among Host Hotels & Resorts, L.P. and The Bank of New York Mellon, as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to the combined Current Report on Form 8-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., filed on March 23, 2012).

Exhibit No.	Description

4.19	Registration Rights Agreement, dated March 22, 2012, among Host Hotels & Resorts, L.P., and Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as representatives of the several initial purchasers of the debentures, related to the 5.25% Senior Debentures due 2022 (incorporated by reference to Exhibit 10.1 to combined Current Report on Form 8-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., filed on March 23, 2012).

5.	Opinions

5.1*	Opinion of Latham & Watkins LLP regarding the validity of the Series Z senior notes.

12.	Statement Regarding Computation of Ratios

12.1*	Computation of Ratio of Earnings to Fixed Charges and Preferred Limited Partner Unit Distributions.

23.	Consents

23.1*	Consent of KPMG LLP.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.	Power of Attorney

24.1*	Power of Attorney (included on the signature pages hereto)

25.	Statement of Eligibility of Trustee

25.1*	Statement of Eligibility of Trustee with respect to the Amended and Restated Indenture, as supplemented.

99.	Other

99.1*	Form of Letter of Transmittal, with respect to the Exchange Offer.

99.2*	Form of Notice of Guaranteed Delivery with respect to the Series Y senior notes and Series Z senior notes.

99.3*	Form of Letter to DTC participants regarding the Exchange Offer.

99.4*	Form of Letter to Beneficial Holders regarding the Exchange Offer.

*	Filed Herewith